UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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The Changing World of Work, Made Simple Proxy Statement | 2021 and Notice of Annual Meeting of Stockholders PAYCHEX HR | Payroll | Benefits | Insurance

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

WHEN

Thursday, October 14, 2021

10:00 a.m. Eastern Time

WHERE

Online at

www.virtualshareholdermeeting.com/PAYX2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 14, 2021

Paychex has elected to use the Securities and Exchange Commission’s Notice and Access model, which allows us to make the proxy materials available on the Internet, as the primary means of furnishing proxy materials to stockholders. On or about September 3, 2021, we will mail to all stockholders a Notice of Internet Availability of Proxy Materials, which contains instructions for accessing our proxy materials on the Internet and voting by telephone or on the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions for requesting a printed set of proxy materials. Paychex, Inc.’s Proxy Statement and Annual Report for the year ended May 31, 2021 are available at www.proxyvote.com and https://investor.paychex.com.

The principal business of the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) will be:

1. To elect ten nominees to the Board of Directors for a one-year term;

2. To hold an advisory vote to approve named executive officer compensation;

3. To ratify the selection of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm; and,

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders are cordially invited to attend the Annual Meeting. We are holding our Annual Meeting in a virtual format to provide a safe and consistent experience for our stockholders and employees regardless of location. You will not be able to attend the Annual Meeting at a physical location.

Our Annual Meeting will be broadcast as a live webcast accessible at: www.virtualshareholdermeeting.com/PAYX2021. Stockholders of record at the close of business on August 16, 2021 will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. With the nature of our Annual Meeting being virtual, you will be able to vote and ask questions through the webcast by using your 16-digit control number.

For more information about the virtual meeting format, please see the “Frequently Asked Questions” section beginning on page 62.

By order of the Board of Directors

Stephanie L. Schaeffer

Corporate Secretary

September 3, 2021

Welcome to the Paychex, Inc. 2021 Annual Meeting

of Stockholders

VOTE YOUR SHARES

HOW TO VOTE

Your vote is very important, and we hope that you will attend the Annual Meeting. You are eligible to vote if you were a stockholder of record at the close of business on August 16, 2021. Please read the proxy statement and vote right away using any of the following methods.

Stockholders of Record:

VOTE BY INTERNET BEFORE OR DURING THE MEETING Visit the website listed on your Notice of Internet Availability of Proxy Materials.	VOTE BY TELEPHONE Call 1-800-690-6903 to vote by phone.	VOTE BY MAIL Sign, date, and return your proxy card in the enclosed envelope (this is only available if you requested a printed copy).

Beneficial Stockholders:

If you are a beneficial stockholder, you will receive instructions from your bank, broker, or other nominee that you must follow for your shares to be voted.

Proxy Summary

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all the information that you should consider, and you should read the entire proxy statement before voting. For more complete information regarding the performance of Paychex, Inc. (the “Company” or “Paychex”) for the fiscal year ended May 31, 2021 (“fiscal 2021”), review the Company’s Annual Report on Form 10-K (“Form 10-K”) for fiscal 2021.

Paychex, Inc. 2021 Annual Meeting of Stockholders

October 14, 2021 10:00 a.m., Eastern Time	Virtual Meeting at: www.virtualshareholdermeeting.com/PAYX2021

Meeting Agenda and Voting Matters

Item	Proposal	Board Vote Recommendation	Page Reference (for more detail)

Proposal 1	Election of directors for a one-year term	FOR each director nominee	4

Proposal 2	Advisory vote to approve named executive officer compensation	FOR	24

Proposal 3	Ratification of the selection of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm	FOR	59

Fiscal 2021 Business Highlights

$4.0B	$1.5B	$3.04

Total service revenue	Adjusted operating income(1)	Adjusted diluted earnings per share(1)

1% increase	2% increase	1% increase

$101.89	$71.46	$101.14

High stock price(2)	Low stock price(2)	Stock price as of fiscal year end

		40% increase

(1)

Adjusted operating income and adjusted diluted earnings per share are not U.S. GAAP measures. Refer to “Paychex, Inc. Non-GAAP Financial Measures” in Appendix A of this proxy statement for a discussion of these non-GAAP measures and a reconciliation to the most comparable GAAP measures of operating income and diluted earnings per share.

(2)	Based on 52-week high and low closing prices as reported on the Nasdaq Global Select Market as of May 31, 2021.

Paychex has focused on returning value to our stockholders and continued with stockholder-friendly actions during fiscal 2021. In May 2021, the Company increased its quarterly dividend by $.04 per share, or 6%, to $0.66 per share. The Company continued to repurchase its common stock to offset dilution and in fiscal 2021 repurchased 1.7 million shares for $155.7 million.

Paychex, Inc. 2021 Proxy Statement • 1

Proxy Summary

Returned over $1 billion to Stockholders in Fiscal 2021

$908.7M	$155.7M

Dividends Paid	Share Repurchases

COVID-19 Update

As the global COVID-19 pandemic has continued to evolve, our priority has been, and continues to be, the health and safety of our employees and the support of our clients. As our clients continue to manage through the COVID-19 pandemic, we remain committed to helping them adapt and thrive, not only through the uncertainties of the COVID-19 pandemic, but also with the transition to the future business environment. We have brought a multifaceted response to the COVID-19 pandemic and delivered resources and services to help our clients respond and adapt.

The effects of the COVID-19 pandemic impacted our results and year-over-year comparisons, and lower employment rates significantly impacted our revenues. In conjunction with other cost-saving initiatives taken during the first half of our fiscal year, our Board of Directors elected to temporarily take a 20% reduction in annual cash retainer fees, not including committee and chair retainers. In addition, our Chief Executive Officer (“CEO”) and other named executive officers (“NEOs”) elected to temporarily reduce their base salaries by 20%. Both cost-saving initiatives were in place from July 1, 2020 to December 31, 2020.

Pay-for-Performance

Key features of our executive compensation program that tie compensation to the Company’s performance are:

•

A significant portion of annual compensation is “at risk” based on performance. For the President and CEO, 89% of total target compensation is at risk. On average, for other NEOs, 79% of their total target compensation is at risk.

•

Variable compensation is comprised of an annual cash incentive program and longer-term equity-based incentives. For the annual cash incentive for fiscal 2021, results of performance measures were above target, resulting in payouts at 141% of target for our CEO and an average of 141% of target for the other NEOs.

For more information on compensation for our NEOs and how it ties to performance, refer to the Compensation Discussion and Analysis and Named Executive Officer Compensation sections of this proxy statement.

Paychex, Inc. 2021 Proxy Statement • 2

Proxy Summary

Additional Information

Refer to the Frequently Asked Questions section beginning on page 62 for important information about proxy materials, voting, annual meeting procedures, company documents, communications, and the deadlines to submit stockholder proposals for the 2022 Annual Meeting of Stockholders. Additionally, questions may be directed to Investor Relations at (800) 828-4411 or by written request to 911 Panorama Trail South, Rochester, NY 14625, Attention: Investor Relations. General information regarding the meeting and links to key documents can be found on our Investor Relations web page at https://investor.paychex.com.

Paychex, Inc. 2021 Proxy Statement • 3

Election of Directors

PROXY STATEMENT

Paychex, Inc.

911 Panorama Trail South

Rochester, NY 14625

Paychex, Inc. (“Paychex,” the “Company,” “we,” “our,” or “us”), a Delaware corporation, is furnishing this proxy statement to stockholders in connection with the solicitation of proxies on behalf of the Board of Directors of the Company (the “Board”) for the 2021 Annual Meeting of Stockholders (the “Annual Meeting”). This proxy statement summarizes information concerning the matters to be presented at the Annual Meeting and related information to help stockholders make an informed vote. Distribution of this proxy statement and a form of proxy to stockholders is scheduled to begin on or about September 3, 2021.

PROPOSAL 1:

ELECTION OF DIRECTORS FOR A ONE-YEAR TERM

What am I voting on?	Voting Recommendation

Stockholders are being asked to elect ten director nominees for a one-year term. This section includes information about the Board and each director nominee.	The Board recommends a vote FOR each of the ten director nominees.

The Board is elected by the stockholders to oversee the overall success of the Company, review its operational and financial capabilities, and periodically assess its long-term strategic objectives. The Board serves as the ultimate decision-making body of the Company, except for those matters reserved for stockholders. The Board selects and oversees the members of senior management who are charged by the Board with conducting the day-to-day business of the Company. The Board acts as an advisor to senior management and ultimately monitors management’s performance.

Election Process

The Company’s By-Laws provide for the annual election of directors. The By-Laws provide that each director is elected by a majority of the votes cast for the director at any meeting held for the election of directors at which a quorum is present, and the director is running unopposed. If a nominee that is an incumbent director does not receive a required majority of the votes cast, the director must offer to tender his or her resignation to the Board. The Governance and Compensation Committee (the “G&C Committee”) considers such offer and will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board then considers the G&C Committee’s recommendation and will determine whether to accept such offer. The Board will disclose its decision and the rationale behind it within 90 days of the certification of the election results.

2021 Nominees for Director

In July 2021, the Board expanded the Board size from nine to ten directors. There are ten nominees for election as director, as listed on the following pages. Each of the nominees is a current member of the Board. The ten persons listed have been nominated for election to the Board by the Company’s G&C Committee. The nominees, except for Mr. Golisano and Mr. Mucci, are independent under the Nasdaq Stock Market (“Nasdaq”) director independence

Paychex, Inc. 2021 Proxy Statement • 4

Election of Directors

standards. If elected, each nominee will hold office until his or her successor is elected and has qualified or until his or her earlier resignation or removal. We believe that all the nominees will be available to serve as a director. However, if any nominee should become unable to serve, the named proxy holders may exercise discretionary authority to vote for substitute nominees proposed by the Board.

The Board believes that the combination of the various qualifications, skills, and experience of the 2021 director nominees will continue to contribute to an effective and well-functioning Board. We have provided biographical information on each of the nominees. Included within this information, we identify and describe the key experience, qualifications, and skills each director nominee brings to the Board that are important considering our business and structure. In July 2020, the Board voluntarily adopted a policy to consider the diversity of Board nominees in terms of the factors previously mentioned as well as other demographic factors. Currently, 30% of the Board is gender or racially diverse.

The Board recommends the election of each of the director nominees identified on the following pages.

Unless otherwise directed, the named proxy holders will vote the proxy FOR the election of each of these director nominees.

Summary of Director Nominees

Our Board is composed of accomplished professionals, with diverse areas of expertise, who are well-equipped to oversee the success of the business and effectively represent the interests of stockholders. The G&C Committee believes that all directors should: possess the highest personal and professional ethics; share the values of the Company; have relevant experience; be accomplished in their field; and show innovative and sound business judgment. The Board has identified qualifications, attributes, skills, and experience that are important to be represented on the Board as a whole, in light of the Company’s business and current needs. The Board believes the combination of the various qualifications, attributes, skills, diversity and experience of the director nominees contribute to a well-functioning and effective Board.

Below is a summary to highlight some but not all the important skills our director nominees bring to the Board.

Paychex, Inc. 2021 Proxy Statement • 5

Election of Directors

B. Thomas Golisano — Founder and Chairman of the Board of Paychex, Inc.

Director since 1979 Current Public Company Directorships: • Eastman Kodak Company • Twinlab Consolidated Holdings, Inc. Prior Public Company Directorships (Past Five Years): None	Age: 79 Board Committees: • Executive

Mr. Golisano founded Paychex in 1971 and is Chairman of the Board of the Company. He served as President and CEO of the Company until October 2004. He serves on the board of trustees of the Rochester Institute of Technology. Mr. Golisano serves on the boards of Cognivue, Inc., Twinlab Consolidated Holdings, Inc., and Eastman Kodak Company and serves as a director of numerous other non-profit organizations and private companies. He is founder and a member of the board of trustees of the B. Thomas Golisano Foundation.

SPECIFIC QUALIFICATIONS AND SKILLS:

The Board has concluded that Mr. Golisano is qualified to lead the Board due to his relevant executive leadership experience and extensive knowledge of the operations of the Company. These skills were attained through his role of founder and former CEO of Paychex.

Thomas F. Bonadio — Founder and Senior Counsel of The Bonadio Group

Director since 2017 Current Public Company Directorships: None Prior Public Company Directorships (Past Five Years): • CurAegis Technologies, Inc.	Age: 72 Board Committees: • Audit • Corporate Development Advisory

Mr. Bonadio is the founder and senior counsel of The Bonadio Group, the largest independent provider of accounting, business advisory, and financial services in New York State outside of Manhattan. Mr. Bonadio has experience serving on community organizations and not-for-profit boards, as well as publicly traded boards. He previously served as a director and audit committee chair for Conceptus, Inc., which is now a wholly owned subsidiary of Bayer AH of Germany.

SPECIFIC QUALIFICATIONS AND SKILLS:

The Board has concluded that Mr. Bonadio is qualified to serve as a director of the Company due to his strong background in finance and business, his entrepreneurial experience, and his knowledge of the Certified Public Accountant community. Mr. Bonadio is a successful entrepreneur whose experience building his own business is representative of many clients Paychex serves today. He also brings a high degree of financial literacy obtained from his years in the financial services industry, and his ability to assess financial performance of other companies through the review and understanding of financial statements. This financial expertise is a great benefit to the Board and its committees.

Paychex, Inc. 2021 Proxy Statement • 6

Election of Directors

Joseph G. Doody — Former Vice Chairman of Staples, Inc.

Director since 2010 Current Public Company Directorships: • Casella Waste Systems, Inc. Prior Public Company Directorships (Past Five Years): • Virtusa Corporation	Age: 69 Board Committees: • Audit • Investment

Mr. Doody retired from Staples, Inc., an office products company, in September 2017. He previously served as Vice Chairman of Staples, Inc. since February 2014. Prior to that, he served as President, North American Commercial, from January 2013 until February 2014, and President, North American Delivery, from March 2002 to January 2013. Mr. Doody has experience serving on other public boards, including Casella Waste Systems, Inc. and Virtusa Corporation. Mr. Doody is an emeritus member of the Foundation Board at The College at Brockport.

SPECIFIC QUALIFICATIONS AND SKILLS:

The Board has concluded that Mr. Doody is qualified to serve as a director of the Company due to his significant leadership and international experience. His long tenure in management of a large division of a multinational company enables him to provide our Board with important operational expertise. In addition, his deep knowledge of small- to medium-sized businesses brings a thorough understanding of the risks and opportunities affecting the Company’s clients and potential clients. Mr. Doody also has extensive experience in strategic planning and business development, which allows him to provide valuable input into the Company’s plans for market growth.

David J.S. Flaschen — Investor and Advisor

Director since 1999 Current Public Company Directorships: • Informa plc (London Stock Exchange) Prior Public Company Directorships (Past Five Years): None	Age: 65 Board Committees: • Audit (Chair) • Corporate Development Advisory • G&C • Investment

Mr. Flaschen is an investor and advisor to a number of private companies providing business, marketing, and information services. From 2005 to 2011, he was a partner with Castanea Partners, a private equity investment firm. Mr. Flaschen is a member of the National Association of Corporate Directors Blue Ribbon Commission on Adaptive Governance for Board Oversight of Disruptive Risks. Mr. Flaschen is also a director/advisor of various private companies. He also serves as a director and member of the audit committee for Informa plc, a Financial Times Stock Exchange 100 public company which is traded on the London Stock Exchange.

SPECIFIC QUALIFICATIONS AND SKILLS:

The Board has concluded that Mr. Flaschen is qualified to serve as a director of the Company as a result of his extensive executive experience in information and marketing services. Over the course of his career, Mr. Flaschen has worked internationally with a number of businesses, including Thomson Financial and AC Nielsen. He also brings a high degree of financial literacy obtained from his years in the financial services industry, and his ability to assess financial performance of other companies through review and understanding of financial statements. This financial expertise is a great benefit to the Board and its committees.

Paychex, Inc. 2021 Proxy Statement • 7

Election of Directors

Pamela A. Joseph — Executive Chair of Xplor Technologies

Director since 2018

(previously served from 2005-2017)

Current Public Company Directorships:

•  Adyen N.V. (Euronext)

•  TransUnion (Chair)

Prior Public Company Directorships (Past Five Years):

•  Total Systems Services, Inc.

Age: 62 Board Committees: • Corporate Development Advisory • G&C • Investment (Chair)

Ms. Joseph currently serves as the Executive Chair of Xplor Technologies, which was created following a merger of Clearent, LLC and Transaction Services Group. Ms. Joseph previously served as the CEO of Clearent, which was a full-service payment-solutions provider and owner-independent software vendor in select vertical markets. She is also an Operating Partner of Advent International. She previously served as President, Chief Operating Officer, and Board Member of Total System Services, Inc. (“TSYS”), from May 2016 until September 2017. She was Vice Chair of U.S. Bancorp Payment Services and Chair of Elavon (formerly NOVA Information Systems, Inc.), a wholly owned subsidiary of U.S. Bancorp, from December 2004 until her retirement in June 2015. TSYS offers issuer services and merchant payment acceptance for credit, debit, prepaid, healthcare, and business solutions. U.S. Bancorp Payment Services and Elavon manage and facilitate consumer and corporate card issuing, as well as payment processing. Ms. Joseph also serves as Board Chairperson for TransUnion and as a member of the Board of Directors of Adyen N.V.

SPECIFIC QUALIFICATIONS AND SKILLS:

The Board has concluded that Ms. Joseph is qualified to serve as a director of the Company due to her extensive executive experience in the financial services and payment industries. Her wealth of technology experience brings insight to the Board and its committees. In addition, her experience with major acquisitions, board experience with the healthcare services field, and international expansion allows for her to provide valuable input to the Company’s growth plans.

Martin Mucci — President and Chief Executive Officer of Paychex, Inc.

Director since 2010 Current Public Company Directorships: • NCR Corporation Prior Public Company Directorships (Past Five Years): None	Age: 61 Board Committees: • Corporate Development Advisory • Executive (Chair)

Mr. Mucci has served as President and CEO of the Company since September 2010. Mr. Mucci joined the Company in 2002 as Senior Vice President (“SVP”), Operations. Prior to joining Paychex, he held senior level positions with Frontier Communications, a telecommunications company, including President of Telephone Operations and CEO of Frontier Telephone of Rochester, over the course of his 20-year career. Mr. Mucci serves on the board of NCR Corporation, a leading software- and services-led enterprise provider in the financial, retail, and hospitality industries. Mr. Mucci was a member of the Board of Directors of Cbeyond, Inc. until it was purchased by Birch Communications in July 2014. He is a Trustee Emeritus of St. John Fisher College.

SPECIFIC QUALIFICATIONS AND SKILLS:

The Board has concluded that Mr. Mucci is qualified to serve as a director of the Company because he provides day-to-day leadership as the current President and CEO of Paychex, giving him extensive knowledge of the Company, its operations, challenges, and opportunities. In addition, Mr. Mucci’s educational background and senior leadership experience provide him with strong financial literacy.

Paychex, Inc. 2021 Proxy Statement • 8

Election of Directors

Kevin A. Price — Founder & President of KAP Holdings, LLC d/b/a PartScriptionTM

Director since July 2021 Current Public Company Directorships: None Prior Public Company Directorships (Past Five Years): None	Age: 61 Board Committees: • Audit

Mr. Price is the founder and President of KAP Holdings, LLC d/b/a PartScription that he founded in 2006. KAP Holdings, LLC is a service company engaged in the distribution, wholesaling and sourcing of products and parts to private and governmental agencies across a broad range of categories with integrated solutions to eliminate cost, lost time, and frustration in construction and renovation projects. PartScription is a fast growing, innovative ecommerce platform that aggregates millions of parts into a single search and order platform to improve selection, service, and profitability for retail hardware stores. Prior to his founding of KAP Holdings, LLC, he worked at Sears Holding Corporation as the Vice President of Customer Care Network and at Ameritech Corporation as Vice President of Planning and Administration.

SPECIFIC QUALIFICATIONS AND SKILLS:

The Board has concluded that Mr. Price is qualified to serve as a director of the Company due to his extensive experience as an entrepreneur and significant executive leadership and ecommerce experience. Mr. Price is a strategic leader who has provided agile leadership to help drive business success. His experience is a great benefit to the Board and its committees.

Joseph M. Tucci — Co-Founder, Co-Chief Executive Officer, and Co-Chairman of GTY Technology Holdings, Inc.

Lead Independent Director

Director since 2000

Current Public Company Directorships:

•  GTY Technology Holdings, Inc.

•  Motorola Solutions, Inc.

Prior Public Company Directorships (Past Five Years):

None

Age: 74 Board Committees: • Executive • G&C (Chair)

Mr. Tucci is the co-founder of GTY Technology Holdings, Inc., a special purpose acquisitions company founded in September 2016, and is a member of the board of directors. He has been Chairman of Bridge Growth Partners, LLC, a private equity firm based in New York, since October 2016. Mr. Tucci was the former Chairman of the Board of Directors and CEO of EMC Corporation (“EMC”), a provider of data-storage systems. He was EMC’s Chairman from January 2006 and CEO from January 2001 until September 2016, when Dell Technologies acquired the company. He was Chairman of the Board of Directors for VMWare, Inc. from 2007 through September 2016. He serves on the Board of Directors of Motorola Solutions, Inc., and on the boards of various academic and community organizations.

SPECIFIC QUALIFICATIONS AND SKILLS:

The Board has concluded that Mr. Tucci is qualified to serve as a director of the Company due to his extensive executive leadership experience as CEO of EMC. Mr. Tucci has spent over 40 years in the technology industry in senior roles at large, complex, and global technology companies. His experience leading EMC through a period of dramatic revitalization, growth and market share gains, and new product introductions enables him to share knowledge of the challenges a company faces due to rapid changes in the marketplace.

Paychex, Inc. 2021 Proxy Statement • 9

Election of Directors

Joseph M. Velli — Retired Financial Services and Technology Executive

Director since 2007

Current Public Company Directorships:

•  AssetMark Financial Holdings

•  Cognizant Technology Solutions Corp.

•  Computershare Ltd. (Australian Stock Exchange)

Prior Public Company Directorships (Past Five Years):

None

Age: 63 Board Committees: • Corporate Development Advisory (Chair) • Executive • G&C • Investment

Mr. Velli currently serves on the Board of Directors of Computershare Limited, a global provider of corporate trust, stock transfer, employee share plan, and mortgage servicing services. He serves on the Board of Directors of Cognizant Technology Solutions Corp., a multinational corporation that provides information technology services. He also serves on the Board of Directors of Foreside Financial Group, a private company in the investment management industry. Mr. Velli is also on the Board of Directors of AssetMark Financial Holdings, Inc., an investment management and consulting firm. Mr. Velli previously served as Senior Executive Vice President of The Bank of New York and as a member of the Senior Policy Committee. During his 22-year tenure with The Bank of New York, he headed Global Issuer Services, Global Custody and Investor Services, Global Liquidity Services, Pension and 401(k) Services, and Retail Banking. He served as Chairman and CEO of ConvergEx Group, LLC, a provider of brokerage, software products, and technology services, from 2006 to 2013, and continued to serve on the ConvergEx Board until 2014. Mr. Velli has been a member of the board of trustees for William Paterson University since June 2017. He acts as an advisory council member to Lovell Minnick Partners and occasionally provides advisory services to other private equity firms.

SPECIFIC QUALIFICATIONS AND SKILLS:

The Board has concluded that Mr. Velli is qualified to serve as a director of the Company due to his extensive experience with securities servicing, capital markets, business to business, marketing, and mergers and acquisitions matters, as well as his public board experience. He plays a key role in the Board’s discussions of the Company’s investments and liquidity. Mr. Velli has extensive experience with acquisitions and business services, providing valuable insights on potential growth opportunities for the Company.

Kara Wilson — Senior Advisor at KKR & Co. Inc.

Director since 2017 Current Public Company Directorships: None Prior Public Company Directorships (Past Five Years): None	Age: 51 Board Committees: • Audit • Corporate Development Advisory

Ms. Wilson currently serves as a Senior Advisor at KKR & Co. Inc., a global investment firm that manages multiple alternative asset classes, including private equity, energy, infrastructure, real estate and credit, with strategic partners that manage hedge funds. She currently serves on the Board of Directors for Corel Corp, a company with a wide portfolio of software solutions that deliver best-in-class capabilities to knowledge workers worldwide, and KnowBe4, a security awareness computer-based training firm that assists companies in strengthening their security through their employees. She was formerly Chief Marketing Officer at Rubrik, Inc., a cloud data management company, a role she held from June 2017 until May 2019. She has over 20 years of experience in driving go-to-market strategies for large, medium, and hyper-growth start-ups. She has held marketing leadership roles with some of the technology industry’s most influential companies, including Cisco Systems, SAP, SuccessFactors, PeopleSoft/Oracle, Okta, and FireEye, Inc. Prior to Rubrik, from October 2016 to June 2017, Ms. Wilson was Executive Vice President and from August 2013 to June 2017, Chief Marketing Officer of cyber security company FireEye, where she helped launch FireEye’s initial public offering and was responsible for the company’s global marketing initiatives including corporate, product, and technical marketing, global communications, and field enablement.

SPECIFIC QUALIFICATIONS AND SKILLS:

The Board has concluded that Ms. Wilson is qualified to serve as a director of the Company due to her extensive experience in driving go-to-market strategies for enterprise technology companies. The Board can benefit from Ms. Wilson’s marketing experience to help Paychex with the development and execution of go-to-market strategies to effectively differentiate the Company in a highly competitive and constantly evolving industry. Ms. Wilson has experience at global companies and can provide insight on any expansion of the Company’s global presence.

Paychex, Inc. 2021 Proxy Statement • 10

Director Compensation

DIRECTOR COMPENSATION FOR THE FISCAL YEAR ENDED MAY 31, 2021

Director compensation is recommended by the G&C Committee and approved by the Board annually in July. The Board’s authority cannot be delegated to another party. The Company’s management does not play a role in setting director compensation. The Company compensates the independent directors of the Board using a combination of cash and equity-based compensation. Martin Mucci, President and CEO, receives no compensation for his services as a director. Rather, the compensation received by Mr. Mucci in his role as President and CEO is shown in the Fiscal 2021 Summary Compensation Table, contained in the Named Executive Officer Compensation section of this proxy statement.

The table below presents the total compensation received from the Company by all directors except Mr. Mucci for fiscal year ended May 31, 2021 (“fiscal 2021”).

Name (a)	Fees Earned or Paid in Cash (b)	Stock Awards (c)	Option Awards (d)	Total

B. Thomas Golisano	$301,500	$ —	$ —	$301,500

Thomas F. Bonadio	$100,500	$79,559	$79,538	$259,597

Joseph G. Doody	$100,500	$79,559	$79,538	$259,597

David J.S. Flaschen	$138,000	$79,559	$79,538	$297,097

Pamela A. Joseph	$105,000	$79,559	$79,538	$264,097

Joseph M. Tucci	$115,500	$79,559	$79,538	$274,597

Joseph M. Velli	$110,000	$79,559	$79,538	$269,097

Kara Wilson	$100,500	$79,559	$79,538	$259,597

Fees Earned or Paid in Cash (Column (b))

The amounts reported in this column reflect the annual cash compensation paid to the directors during fiscal 2021, whether or not such fees were deferred. Annual cash compensation for directors is comprised solely of annual retainers, which are paid in quarterly installments. These retainers are paid for participation on the Board with separate retainers for committee membership. In addition to their committee membership retainers, committee chairs (with the exception of the Executive Committee) receive additional retainers in recognition for their time contributed in preparation for committee meetings. This column reflects a temporary 20% reduction of the annual cash retainers the Board elected to take in response to the adverse impacts of the COVID-19 pandemic from July 1, 2020 through December 31, 2020 as part of the Company’s cost-saving initiatives. This temporary 20% reduction did not apply to the committee members’ annual retainers or the committee chairs’ annual retainers.

Mr. Golisano, who is not an independent director, receives an annual retainer of $335,000 for his services as Chairman of the Board, paid in quarterly installments. Mr. Golisano’s fees earned or paid in cash in the above table reflects the temporary 20% reduction in annual retainer fees that was taken from July 1, 2020 to December 31, 2020 due to the COVID-19 pandemic.

Paychex, Inc. 2021 Proxy Statement • 11

Director Compensation

The annual retainers, applicable to all independent directors, in effect for fiscal 2021 are as follows:

Compensation Element

Annual cash retainer(1)	$95,000

Audit Committee member annual retainer	$10,000

G&C Committee member annual retainer	$ 7,500

Investment Committee member annual retainer	$ 5,000

Executive Committee member annual retainer	$ 5,000

Corporate Development Advisory Committee member annual retainer	$ 5,000

Audit Committee Chair annual retainer(2)	$25,000

G&C Committee Chair annual retainer(2)	$17,500

Corporate Development Advisory Committee Chair annual retainer(2)	$ 2,000

Investment Committee Chair annual retainer(2)	$ 2,000

(1)

The annual cash retainer does not reflect the temporary 20% reduction taken in conjunction with other cost-saving initiatives due to the COVID-19 pandemic. The impact of this reduction was $9,500 on the annual cash retainer each of the independent directors.

(2)	The committee chair receives the chair annual retainer in addition to the respective committee member retainer.

Equity Awards: Stock Awards (Column (c)) and Option Awards (Column (d))

The amounts reported in these columns reflect the grant-date fair value of restricted stock awards and stock option awards, respectively, granted to each independent director and do not reflect whether the recipient has actually received a financial gain from these awards (such as a lapse in the restrictions on a restricted stock award or by exercising stock options). For fiscal 2021, the equity-based compensation structure for independent directors was a total fair value of approximately $160,000 per director, with approximately 50% awarded in the form of stock options and 50% in the form of restricted stock. In July 2020, all independent directors received an annual equity award under the Paychex, Inc. 2002 Stock Incentive Plan, as amended and restated October 15, 2020 (the “2002 Plan”) as follows:

	Restricted Stock Awards	Option Awards

Grant Date	July 15, 2020	July 15, 2020

Exercise Price	N/A	$73.53

Quantity	1,082	5,793

Fair Value(1)	$73.53	$13.73

Vesting Schedule	On the first anniversary of the date of grant.	On the first anniversary of the date of grant.

Certain Restrictions	Shares may not be sold during the director’s tenure as a member of the Board, except as necessary to satisfy tax obligations.	N/A

Other(2)	Upon the discretion of the Board, unvested shares may be accelerated in whole or in part for certain events including, but not limited to, director retirement.	Unvested options outstanding upon the retirement of a Board member will be canceled.

(1)

The fair value of restricted stock awards is determined based on the closing price of the underlying common stock on the date of grant. The fair value of stock option awards is determined using a Black-Scholes option pricing model. The assumptions used in determining the July 15, 2020 fair value of $13.73 per share for these stock options were: risk-free interest rate of 0.7%; dividend yield of 3.2%; volatility factor of 0.28; and expected option term life of 8 years.

(2)	Retirement eligibility for this purpose begins at age 55 or older with ten years of service as a member of the Board.

Paychex, Inc. 2021 Proxy Statement • 12

Director Compensation

As of May 31, 2021, each independent director had the following equity awards outstanding:

Director	Restricted Stock Outstanding (Shares)	Stock Options Outstanding (Shares)

Thomas F. Bonadio	1,082	36,382

Joseph G. Doody	1,082	31,978

David J.S. Flaschen	1,082	64,537

Pamela A. Joseph	1,082	24,523

Joseph M. Tucci	1,082	76,693

Joseph M. Velli	1,082	91,745

Kara Wilson	1,082	31,978

Deferred Compensation Plan

We maintain a non-qualified and unfunded deferred compensation plan in which all independent directors are eligible to participate. Directors may elect to defer up to 100% of their Board cash compensation. The Company does not contribute to this plan. Gains and losses are credited based on the participant’s selection of a variety of designated investment choices, which the participant may change at any time. We do not match any participant deferral or guarantee a certain rate of return. The interest rates earned on these investments are not above-market or preferential. Refer to the Non-Qualified Deferred Compensation table and discussion within the Named Executive Officer Compensation section of this proxy statement for a listing of investment funds available to participants and the annual rates of return on those funds. During fiscal 2021, no independent directors deferred compensation under the plan.

Benefits

We reimburse each director for expenses associated with attendance at Board and committee meetings.

Stock Ownership Guidelines

The G&C Committee set stock ownership guidelines for our independent directors with a value of six times his or her annual Board retainer, not including any committee or committee chair retainers. The ownership guidelines were established to provide long-term alignment with stockholders’ interests. The independent directors are expected to attain the ownership guideline within five years after the later of first becoming a director or the adoption of any increased guideline. Directors must hold underlying stock received through restricted stock awards until their service on the Board is complete, except for those shares sold as necessary to satisfy tax obligations. For the purpose of achieving the ownership guideline, restricted stock awarded to the directors is included. All independent directors are currently compliant with the stock ownership guidelines.

Prohibition on Hedging or Speculating in Company Stock

Directors must adhere to strict standards with regards to trading in Paychex stock. Also, we prohibit directors from hedging Paychex stock. They may not, among other things:

•	speculatively trade in Paychex stock;

•	short sell any securities of the Company; or

•	buy or sell puts or calls on the Company’s securities.

Pledging of Company Stock

We maintain a pledging policy for all Paychex directors, officers, and employees. Prior to January 2020, a policy was in place that allowed pledging under certain circumstances, but not all. After January 2020, this policy was amended to prohibit new pledging of Company securities for any purpose. Our pledging policy is posted on our website at https://investor.paychex.com/corporate-governance/governance-documents.

Paychex, Inc. 2021 Proxy Statement • 13

Beneficial Ownership

BENEFICIAL OWNERSHIP OF PAYCHEX COMMON STOCK

The following table contains information, as of July 31, 2021, on the beneficial ownership of the Company’s common stock by:

•

each principal stockholder known to be a beneficial owner of more than 5% of the Company’s common stock. This includes any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	each director and nominee for director;

•	each of the Company’s NEOs; and

•	all directors, NEOs, and executive officers of the Company as a group.

Under the rules of the Securities and Exchange Commission (“SEC”), “beneficial ownership” is deemed to include shares for which the individual, directly or indirectly, has or shares voting or disposition power, whether or not they are held for the individual’s benefit, and includes shares that may be acquired within 60 days by exercise of options. This information is based upon reports filed by such persons with the SEC.

Name	Amount of Shares Owned(1)	Non-vested Shares of Restricted Stock(2)	Stock Options Exercisable by September 29, 2021(3)	Total Shares Beneficially Owned	Percent of Class
Principal Stockholders:
B. Thomas Golisano(4),(5),(6)
1 Fishers Road
Pittsford, NY 14534	37,840,186	—	—	37,840,186	10.4%
BlackRock Inc.(7)
55 East 52nd Street
New York, NY 10055	30,111,943	—	—	30,111,943	8.3%
Vanguard Group Inc.(8)
PO Box 2600 V26
Valley Forge, PA 19482	28,871,326	—	—	28,871,326	7.9%
Directors:
B. Thomas Golisano(4),(5),(6)	37,840,186	—	—	37,840,186	10.4%
Thomas F. Bonadio	16,433	797	36,382	53,612	*	*
Joseph G. Doody(9)	20,696	797	22,363	43,856	*	*
David J.S. Flaschen(10)	46,301	797	53,687	100,785	*	*
Pamela A. Joseph	7,819	797	24,523	33,139	*	*
Martin Mucci	341,399	108,621	1,771,669	2,221,689	*	*
Kevin A. Price	—	797	—	797	*	*
Joseph M. Tucci	51,924	797	76,693	129,414	*	*
Joseph M. Velli	48,866	797	91,745	141,408	*	*
Kara Wilson	4,303	797	31,978	37,078	*	*
Named Executive Officers:
Martin Mucci	341,399	108,621	1,771,669	2,221,689	*	*
Efrain Rivera	64,254	26,111	47,090	137,455	*	*
Mark A. Bottini	73,153	20,870	395,024	489,047	*	*
John B. Gibson	29,729	21,690	105,641	157,060	*	*
Michael E. Gioja	39,742	21,198	254,197	315,137	*	*
All directors, NEOs, and executive officers of the Company as a group (17 persons)	38,647,039	227,183	3,118,800	41,993,022	11.5%

Paychex, Inc. 2021 Proxy Statement • 14

Beneficial Ownership

**	Indicates that percentage is less than 1%.

(1)

This column reflects shares held of record and Company shares owned through a bank, broker, or other holder of record. For executive officers, this also includes shares owned through the Paychex, Inc. 401(k) Incentive Retirement Plan (the “401(k) Plan”).

(2)

This column includes restricted stock awards to independent directors and executive officers that have not yet vested. These non-vested restricted stock awards have voting and dividend rights, and thus are included in beneficial ownership. This column also includes non-vested restricted stock units awarded to retirement eligible named executive officers. These non-vested restricted stock units have dividend rights but do not have voting rights. See the sections entitled “Director Compensation for the Fiscal Year ended May 31, 2021” and “Named Executive Officer Compensation” for more information about these restricted stock awards and restricted stock units.

(3)

This column includes shares that may be acquired upon exercise of options, which are exercisable on or prior to September 29, 2021. Under SEC rules, shares that may be acquired within 60 days are included in beneficial ownership.

(4)

Included in shares beneficially owned for Mr. Golisano are 278,068 shares owned by the B. Thomas Golisano Foundation, of which Mr. Golisano is a member of the foundation’s eight-member board of trustees. Mr. Golisano disclaims beneficial ownership of these shares but does share voting and investment power.

(5)

Mr. Golisano has 7,671,875 shares pledged as security. Mr. Golisano’s pledge of these shares has been disclosed since 2007 and, as such, occurred well before the enactment of our updated pledging policy in January 2020.

(6)	Included in shares beneficially owned are 53,266 shares held in the name of family members, trusts, or other entities of Mr. Golisano. Mr. Golisano shares voting and investment power of these shares.

(7)

Beneficial ownership is based on information as of June 30, 2021, contained in the Form 13F filed with the SEC on August 11, 2021 by BlackRock, Inc., including notice that it has, along with certain institutional investment managers for which it is the parent holding company, sole voting power as to 26,534,106 shares and sole dispositive power as to 30,111,943 shares.

(8)

Beneficial ownership is based on information as of June 30, 2021, contained in the Form 13F filed with the SEC on August 13, 2021 by Vanguard Group Inc., including notice that it has sole dispositive power as to 27,486,788 shares, shared voting power as to 594,558 shares, and shared dispositive power as to 1,384,538 shares.

(9)	Included in shares beneficially owned are 12,639 shares, held in the name of a trust for which Mr. Doody is the trustee and beneficiary. Mr. Doody has sole voting and investment power of these shares.

(10)	Included in shares beneficially owned are 45,219 shares held in the name of family members, trusts or other entities of Mr. Flaschen. Mr. Flaschen shares voting and investment power of these shares.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires directors, executive officers, and beneficial owners of more than 10% of the Company’s common stock to file reports of their ownership and changes in their ownership of the Company’s equity securities with the SEC. Based solely on our review of information supplied to the Company and filings made with the SEC, the Company believes that during fiscal 2021, its directors, executive officers, and beneficial owners of more than 10% of the Company’s common stock have complied in a timely manner with all applicable Section 16 filing requirements, except that in the last fiscal year one late report was filed on behalf of Mr. Schrader related to two transactions. These two transactions were to satisfy tax withholding obligations and were not voluntary transactions initiated by Mr. Schrader.

Paychex, Inc. 2021 Proxy Statement • 15

Corporate Governance

CORPORATE GOVERNANCE

Role of the Board

The Board recognizes the fundamental principle that good corporate governance is critical to organizational success and the protection of stockholder value. As such, the Board has adopted a set of Corporate Governance Guidelines as a statement of principles guiding the Board’s conduct. These principles are intended to be interpreted in the context of all applicable laws and the Company’s Restated Certificate of Incorporation, By-Laws, as amended, and other governing documents. A copy of these guidelines can be found on our website at https://investor.paychex.com/corporate-governance/governance-documents.

Corporate Social Responsibility

Paychex is committed to good corporate citizenship, which is reflected in our company culture. Our core cultural values are designed to guide decision making aligned to the expectations of clients, stockholders, regulators, employees, and the multiple communities in which we operate and to reflect our continuing commitment of diverse, equitable, and inclusive workplaces. Our cultural values are:

Integrity	Service	Innovation

Partnership	Accountability	Respect

Each of these values is critical to our ongoing success. All employees are required to verify their understanding and observance of these values on an annual basis through trainings and review with management during performance discussions.

Our Board is focused on the long-term sustainability of our business. In July 2020, the G&C Committee added oversight of the Company’s Corporate Social Responsibility (“CSR”) policies and programs to its charter and in July 2021, also added oversight of diversity, equity and inclusion (“DE&I”) initiatives.

CSR efforts at Paychex are overseen by the Ethics and Corporate Social Responsibility Steering Committee (CSR Steering Committee). The CSR Steering Committee is chaired by the VP, Chief Legal & Ethics Officer, and Secretary, and is comprised of members representing Legal, Human Resources and Organizational Development, Business Operations, Compliance and Data Analytics, Internal Audit, Finance, Marketing, Enterprise Risk Management, Sustainability, Information Technology, and Corporate Communications.

Our CSR efforts are focused on the following pillars:

Employees	Community	Environment	Ethics
Empowering employees through well-being, inclusion and diversity.	Making a positive impact in our community.	Being good stewards of the earth in everything we do.	Doing business the right way – for ourselves and our clients.
• Total well-being of employees (physical, emotional, and financial health) • Training and development • Inclusion and diversity	• Corporate giving • Employee grass-roots fundraising • Volunteerism	• Improving energy efficiency • Reducing greenhouse gas (“GHG”) emissions and carbon footprint • Recycling and eliminating waste	• Good corporate governance practices • Cybersecurity • Physical Security • Code of Ethics • Third-party Code of Conduct

Paychex, Inc. 2021 Proxy Statement • 16

Corporate Governance

In fiscal 2021, we have continued to expand our CSR efforts in key areas. These include but are not limited to:

DE&I efforts: At Paychex, we believe that we must be intentional about DE&I and have made good progress in our efforts towards awareness, training, and measurement of DE&I initiatives. This plan involves taking a systematic approach to DE&I, building a culture of inclusion, and developing strategic community partnerships. Fiscal 2021 initiatives included:

•

Establishing managerial or board level responsibility for diversity initiatives including adding DE&I to the G&C Committee Charter in July 2021. In addition, our CEO is a signatory of the CEO Action for Diversity & Inclusion Pledge, which demonstrates that DE&I is a top priority of the company and is supported by Company leadership;

•	Targeted recruitment activities including adding tools such as training of Company recruiters and using dashboards and scorecards to track hiring, mobility, and attrition of diverse applicants;

•	Training and guidance regarding diversity aimed at increasing awareness with our employees and clients;

•	Mentorship programs to connect women and people of color to executive leaders, mentors, and promotional opportunities; and

•	Philanthropic support to organizations that support diverse communities and initiatives that align with our values.

Climate: Paychex recognizes the need for companies to lead the climate transition and is taking initiatives to manage our impacts on the climate. In fiscal 2021, we completed the CDP (formerly known as the Carbon Disclosure Project) Climate Change report, and in July 2021, we expanded our disclosures to encompass our company-wide Scope 1 and 2 GHG emissions, and Scope 3 GHG emissions for certain relevant categories. Initiatives are in place that will reduce GHG emissions including, but not limited to: geothermal HVAC systems, energy efficient LEDs, electric car chargers, energy efficient heating and cooling equipment, paper usage reductions, and waste recycling. In July 2021, the G&C Committee of the Board of Directors approved an ambition of reaching Net Zero GHG emissions by 2050.

Philanthropy: The Paychex Foundation is an official legal entity that provides monetary support to help fund initiatives that support economic development in the communities where we have operations, while also enhancing the quality of life for those who work and live in those communities.

To learn more about our CSR efforts, including additional data and our latest initiatives, please see our CSR report at www.paychex.com/corporate/corporate-responsibility. The inclusion of any website address in this proxy statement does not incorporate by reference the information on or accessible through the website into this proxy statement.

Board Leadership Structure

The Board’s current leadership structure is comprised of:

•	Chairman of the Board and non-independent director (Mr. Golisano);

•	the President and CEO as a non-independent director (Mr. Mucci);

•	an independent director serving as Lead Independent Director (Mr. Tucci); and

•	Audit, G&C, Corporate Development Advisory, and Investment committees led by independent directors.

The Board believes this structure provides a well-functioning and effective balance between strong Company leadership and appropriate safeguards and oversight by independent directors. The Board currently separates the role of Chairman of the Board from the CEO. We believe that the Company is best served by having a Chairman who has in-depth knowledge of the Company’s operations and the industry but is not involved in the day-to-day operations of the Company. Mr. Golisano’s extensive experience as our founder and former CEO qualifies him to lead the Board, particularly as it focuses on strategic risks and opportunities facing the Company.

Our Lead Independent Director has responsibility for conducting regularly scheduled executive sessions of the non-management or independent directors and such other responsibilities as the independent directors may assign. Regularly scheduled executive sessions of the members of the Board, without members of management

Paychex, Inc. 2021 Proxy Statement • 17

Corporate Governance

present, are held at each regularly scheduled Board meeting. As appropriate, matters presented to the Board by the G&C Committee are reviewed and discussed in executive sessions by the independent directors.

The Board and its standing committees that meet regularly conduct performance self-evaluations at least annually to assess the qualifications, attributes, skills, and experience represented on the Board and to determine whether the Board and its committees are functioning effectively. The Board also conducts individual Board member assessments annually.

Nomination Process

The G&C Committee is responsible for recommending candidates to the full Board to either fill vacancies or stand for election at each annual meeting of stockholders. The committee follows the Board’s Nomination Policy, which is included in the G&C Committee Charter. The Board has determined that it is necessary for the continued success of the Company to ensure that the Board is composed of individuals having a variety of complementary experience, education, training, diversity, and relationships relevant to the then-current needs of the Board and the Company. During fiscal 2021, the Board voluntarily adopted a Board and CEO diversity search policy to ensure the G&C committee considers the diversity of nominees. In July 2020, the Board amended the G&C Committee Charter and Nomination Policy to require that initial lists of independent director candidates to fill vacancies on the Board include racially/ethnically and gender diverse candidates and that any third-party search firm will be instructed to include such candidates in the initial lists they prepare.

In evaluating candidates for nomination to the Board, including candidates for nomination recommended by a stockholder, the Nomination Policy requires G&C Committee members to consider the contribution that a candidate for nomination would be expected to make to the Board and the Company. This is based upon the current composition and needs of the Board, and the candidate’s demonstrated business judgment, leadership abilities, integrity, prior experience, education, training, relationships, and other factors that the Board determines relevant. When identifying candidates for nomination to fill vacancies created by the expiration of the term of any incumbent director, the Nomination Policy requires G&C Committee members to determine whether such incumbent director is willing to stand for re-election and, if so, to take into consideration the value to the Board and to the Company of their continuity and familiarity with the Company’s business. The Board previously used a third-party search firm to identify director candidates, and the G&C Committee is authorized by its charter to continue this practice.

The Nomination Policy requires the G&C Committee to consider candidates for nomination to the Board recommended by any reasonable source, including stockholders. Stockholders who wish to nominate candidates for director must comply with the procedures set forth in the By-Laws, including sending timely notice in writing to the Secretary of the Company that includes the information and disclosure required by the By-Laws. For more information, see the subheading entitled “How do I submit a proposal for next year’s Annual Meeting?” in the Frequently Asked Questions section beginning on page 62.

Board Oversight of Risk

One of the most important functions of the Board is oversight of risks inherent in the operation of the Company’s business. Senior management is responsible for the day-to-day management of risks facing the Company. The Board implements its risk oversight function both as a whole and through delegation to Board committees. The Board is responsible for ensuring an appropriate culture of risk management exists within the Company, overseeing the Company’s aggregate risk profile, and monitoring how the Company addresses specific risks. The Board receives regular reports from officers on particular risks to the Company, reviews the Company’s strategic plan, and regularly communicates with its committees.

The Audit Committee receives quarterly updates from the Company’s Chief Information Security Officer regarding the Company’s cybersecurity risk management program. These updates include a status of current capabilities, ongoing initiatives, as well as the evolving cybersecurity threat landscape.

The G&C Committee regularly reviews the risks and rewards associated with our compensation programs. The programs are designed with features that mitigate risk without diminishing the incentive nature of the compensation. As part of its risk oversight, the G&C Committee conducts an annual assessment of risks arising

Paychex, Inc. 2021 Proxy Statement • 18

Corporate Governance

from the Company’s compensation programs. The G&C Committee reviewed such programs with its independent compensation consultant. The G&C Committee’s assessment included identification of risk with the various forms of compensation, the inherent risk in performance-based compensation metrics, and existing risk mitigation controls. Risk mitigation includes, but is not limited to, the balance of fixed and variable compensation, the balance of short- and long-term compensation, stock ownership guidelines, level of oversight, and controls over financial reporting. Based on this review, the G&C Committee concluded that the Company’s compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company. The G&C Committee also conducts an annual assessment of environmental or climate-related risks facing the Company in its oversight role of the Company’s CSR Program.

Board Meetings and Committees

Our Corporate Governance Guidelines require that our Board meet at least four times per year. The Board held five meetings in fiscal 2021. To the extent practicable, directors are expected to attend all Board meetings and meetings of the committees on which they serve. During fiscal 2021, the average attendance for the Board and committee meetings was approximately 99%. Each director attended at least 75% of the aggregate number of meetings of the Board and of the committees of the Board on which he or she served, where applicable, during fiscal 2021. Directors are expected to attend the Company’s Annual Meetings of Stockholders, and 100% of directors did attend the 2020 Annual Meeting, which was held virtually. All directors are independent within the meaning of applicable SEC and Nasdaq director independence standards, with the exception of Mr. Golisano and Mr. Mucci.

Board Members	Audit(1)	Executive	Investment	G&C(2)	Corporate Development Advisory

B. Thomas Golisano

Martin Mucci

Thomas F. Bonadio(3)

Joseph G. Doody

David J.S. Flaschen(3)

PameIa A. Joseph

Kevin A. Price

Joseph M. Tucci

Joseph M. Velli

Kara Wilson

# of meetings held during the year	5	0	3	5	0

Member      Chair

(1)

All members of the Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Exchange Act, meet the independence, experience, and other applicable Nasdaq listing requirements and applicable SEC rules regarding independence.

(2)	All members of the G&C Committee meet the Nasdaq independence criteria for compensation committee members and directors overseeing director nominations.

(3)	Mr. Bonadio and Mr. Flaschen each qualify as an “Audit Committee Financial Expert,” as defined by applicable SEC rules.

Paychex, Inc. 2021 Proxy Statement • 19

Corporate Governance

The Board committees, which meet regularly and report back to the full Board, play significant roles in carrying out the risk management function. The Board’s five standing committees have the following risk oversight areas and general responsibilities:

Audit Committee

Primary Risk Oversight Areas

•  Risk related to financial statement accuracy and reporting;

•  Internal controls;

•  Legal, regulatory, and compliance risks;

•  Information security, technology, privacy and data protection; and

•  Other operational and fraud risks.

Primary Responsibilities

•  Serve as an independent and objective party to monitor the Company’s financial reporting process, internal control system, and financial risk management processes;

•  Review the performance and independence of the Company’s independent accountants and internal audit department;

•  Provide an open avenue of communication among the independent accountants, financial and senior management, internal audit department, and the Board; and

•  Review significant risk exposures and processes to monitor, control, and report such exposures, periodically reporting on such information to the Board.

Executive Committee
Primary Responsibilities • Exercise all the powers and authority of the Board, except as limited by law, between Board meetings and when the Board is not in session.

Investment Committee

Primary Risk Oversight Areas

•  Risk related to investing activities.

Primary Responsibilities

•  Review the Company’s investment policies and strategies, and the performance of the Company’s investment portfolios; and

•  Determine that the investment portfolios are managed in compliance with the Company’s established investment policy.

Paychex, Inc. 2021 Proxy Statement • 20

Corporate Governance

Governance and Compensation Committee

Primary Risk Oversight Areas

•  Risks arising from the Company’s compensation policies and practices for all employees and non-employee directors;

•  Risks related to the governance structure and processes including succession planning, director independence, and related person transactions; and

•  Risks related to environmental sustainability or climate-related impacts.

Primary Responsibilities

•  Evaluate and determine compensation for the CEO and senior executive officers and recommend director compensation to the Board;

•  Provide general oversight with respect to governance of the Board, including periodic review and assessment of corporate governance policies;

•  Evaluate compensation policies to determine if they incentivize risks that are reasonably likely to have a material adverse effect on the Company;

•  Identify, evaluate, and recommend candidates to be nominated for election to the Board;

•  Review annually the independence of directors; and

•  Provide ongoing oversight of the company’s CSR programs, including the activities of the company’s CSR Steering Committee, environmental sustainability, diversity and inclusion, social, human rights, and health and safety matters.

Corporate Development Advisory Committee

Primary Risk Oversight Areas

•  Risks related to the Company’s acquisition opportunities.

Primary Responsibilities

•  Review and provide guidance to management and the Board with respect to the Company’s acquisition or divestiture opportunities, as appropriate, and review related strategy; and

•  Authority to approve acquisitions or divestitures in accordance with the parameters set by the Board, to the extent permitted by law and the Company’s By-Laws.

The Audit, Investment, G&C, and Corporate Development Advisory Committees’ responsibilities are more fully described in each committee’s charter adopted by the Board, which are accessible on the Company’s website at https://investor.paychex.com/corporate-governance/governance-documents.

Policy on Transactions with Related Persons

Related persons include our executive officers, directors, and director nominees, as well as their immediate family members, and holders of more than 5% of the Company’s common stock. It is generally the Company’s practice to avoid transactions with related persons. However, there may be occasions when a transaction with a related person is in the best interest of the Company. The Company’s policies and procedures for review and approval of related-person transactions appear in the Company’s Standards of Conduct, Conflict of Interest, and Employment of Relatives Standards, which are internally distributed, and in the Company’s Code of Business Ethics and Conduct, which is posted at https://investor.paychex.com/corporate-governance/governance-documents.

Officers are required to disclose any potential conflicts of interest or related person transactions, which include: certain financial interests in or relationships with any supplier, client, partner, subcontractor, or competitor; and

Paychex, Inc. 2021 Proxy Statement • 21

Corporate Governance

engaging in any activity that could create the appearance of a conflict of interest, including financial involvement or dealings with employees or representatives of the types of entities listed above. Annually, officers and directors complete a Director’s and Officer’s Questionnaire, within which they provide information regarding whether they or any member of their immediate family had any interest in any actual or proposed transaction with the Company or any of its subsidiaries where the amount involved exceeded $120,000. The individuals are also asked about any other economic relationships that might be conflicts of interest. The responses are reviewed by our Financial Reporting and Legal Departments to determine if a conflict of interest exists related to any such transaction. For officers, the Company’s Chief Financial Officer (“CFO”) oversees the review of such transactions.

Members of the Board are required to disclose to the Chairman of the Board or the Chair of the G&C Committee any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company. This includes engaging in any conduct or activities that would impair the Company’s relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship.

The Financial Reporting department reviews and updates the Company’s listing of related persons on a quarterly basis for determination of potential related-person transactions that should be disclosed in the Company’s periodic reports to the SEC. During this quarterly review and update, these identified transactions are reviewed and disclosed, as required. The G&C Committee is required to consider all questions of possible conflicts of interest of Board members and executive officers, including review of transactions of the Company in excess of $120,000 in which a director, executive officer, or an immediate family member of a director or executive officer has an interest. The factors considered by the G&C Committee in their review include: the business objective of the transaction; the individual’s involvement in the transaction; whether the transaction would impact the judgment of the officer or director to act in the best interest of the Company; and any other matters the G&C Committee deems appropriate. Except as noted below in “Transactions with Related Persons” for fiscal 2021, no instances of conflict or non-compliance have occurred. Should a conflict of interest be identified, relevant information and circumstances would be reviewed to determine if action is required relative to continuing the arrangement.

Transactions with Related Persons

For fiscal 2021, the following transactions in excess of $120,000 were identified and communicated to the G&C Committee:

•

Based on information in a Schedule 13F filed on August 11, 2021, Blackrock, Inc. and/or its affiliates (“Blackrock”) is an owner of more than 5% of the Company’s common stock, which makes Blackrock a “Related Person” of the Company under Item 404 of Regulation S-K. Blackrock has been a vendor of the Company since 2011. In fiscal 2021, the Company paid Blackrock approximately $1.1 million for investment management services. Subsequent to fiscal 2021 through July 31, 2021, the Company has paid Blackrock approximately $0.3 million for investment management services.

Subsequent to fiscal 2021, the following transactions in excess of $120,000 were identified and communicated to the G&C Committee:

•

In July 2021, the Company began providing payroll and other ancillary services to Eastman Kodak Company (“Kodak”). Pursuant to the agreement between the Company and Kodak, Kodak will pay the Company approximately $0.7 million per year in fees for these services. As our Chairman of the Board and a beneficial owner of greater than 5% of the Company’s common stock, Mr. Golisano may be deemed to have an interest in this transaction but is not expected to have any direct identifiable interest in this transaction. In addition to serving as our Chairman, Mr. Golisano also serves as a director on Kodak’s board of directors as the designee of GO EK Ventures IV, LLC (“GO EK Ventures”). GO EK Ventures IV beneficially owns greater than 5% of Kodak’s outstanding shares and Mr. Golisano is the sole member of GO EK Ventures. Mr. Golisano did not participate in the negotiation, decision-making process, or approval of the agreement between the Company and Kodak. Our G&C Committee considered the relevant information and found no conflict of interest in the transaction with Kodak. Since the end of fiscal 2021 through July 31, 2021, Kodak has paid the Company approximately $0.1 million in service fees.

Paychex, Inc. 2021 Proxy Statement • 22

Corporate Governance

Governance and Compensation Committee Interlocks and Insider Participation

None of the members of the G&C Committee were at any time during fiscal 2021, or at any other time, an officer or employee of the Company. During fiscal 2021, none of the Company’s executive officers served on the board of directors or compensation committee of any other entity that had an executive officer that serves on the Company’s Board or G&C Committee.

No G&C Committee “interlocks” generally means that no executive officer of our Company:

•

served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity which had an executive officer serving as a member of our G&C Committee;

•	served as a director of another entity which had an executive officer serving as a member of our G&C Committee; or

•

served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity which had an executive officer serving as a director of our Company.

Communications with the Board of Directors

The Board has established procedures to enable stockholders and other interested parties to communicate in writing with the Board, including the chair of any standing committee of the Board. Written communications should be clearly marked and mailed to:

Stockholder and Other Interested Parties — Board Communication

Paychex, Inc.

911 Panorama Trail South

Rochester, New York 14625-2396

Attention: Corporate Secretary

In the case of communications intended for committee chairs, the specific committee must be identified. Any such communications that do not identify a standing committee will be forwarded to the Board. The Corporate Secretary will promptly forward all stockholder and other interested party communications to the Board or to the appropriate standing committee of the Board, as the case may be.

CODE OF BUSINESS ETHICS AND CONDUCT

The Company has a Code of Business Ethics and Conduct that applies to all of its directors, officers, and employees. The Company requires all of its directors, officers, and employees to adhere to this code in addressing legal and ethical issues that they encounter in the course of doing their work. This code requires our directors, officers, and employees to avoid conflicts of interest, comply with all laws and regulations, conduct business in an honest and ethical manner, and otherwise act with integrity and in the Company’s best interest. All newly hired employees are required to certify that they have reviewed and understand this code. In addition, each year all employees and directors are reminded of and asked to affirmatively acknowledge their obligation to follow the code. The Code of Business Ethics and Conduct is available for review on the Company’s website at https://investor.paychex.com/corporate-governance/governance-documents. The Company intends to disclose any amendment to, or waiver from, a provision of its Code of Business Ethics and Conduct that relates to any element of the code of ethics definition enumerated in Item 406 of Regulation S-K by posting such information on its website at the address specified above.

Paychex, Inc. 2021 Proxy Statement • 23

Say-on-Pay Vote

PROPOSAL 2: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

What am I voting on?	Voting Recommendation

Stockholders are being asked to approve, on an advisory basis, the compensation of our NEOs as described in the Compensation Discussion and Analysis (“CD&A”) and the Named Executive Officer Compensation sections of this proxy statement. At the 2020 Annual Meeting of Stockholders, over 95% of the total stockholder votes cast were in favor of the Company’s NEO compensation as presented in our 2020 proxy statement.	The Board of Directors recommends a vote FOR the advisory vote approving the NEO compensation, as disclosed in this proxy statement.

We are asking our stockholders to provide advisory approval of the compensation of our NEOs as required by Section 14A of the Exchange Act. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders an opportunity to express their views on the overall compensation of our NEOs and the philosophy, policies, and practices as described in this proxy statement. Our stockholders are currently given the opportunity to vote, on a non-binding, advisory basis, on say-on-pay proposals annually, with the next opportunity to vote on such a proposal being the 2022 Annual Meeting of Stockholders. Before you vote, we encourage you to read the CD&A and Named Executive Officer Compensation sections of this proxy statement, which provide detailed information on the Company’s compensation policies and practices, and overall compensation of our NEOs.

Compensation Programs Highlights

Our executive compensation programs are designed to attract, motivate, and retain highly qualified NEOs, who are critical to our success. We strongly believe that our executive compensation — both pay opportunities and pay actually realized — should be tied to Company performance. Under our compensation programs, the NEOs are rewarded for the achievement of specific annual and longer-term strategic and financial goals of the Company. Some key aspects of our compensation programs that you should consider are:

•

NEO compensation is evaluated and determined by our G&C Committee, which is entirely comprised of independent directors. This committee utilizes the services of an independent consultant to advise them on matters of executive compensation.

•

Our executive compensation program is designed to implement core compensation principles, including alignment with stockholders’ interests, long-term value creation, and pay-for-performance. A significant portion of pay is at risk where the amount realized will be dependent on achievement of financial targets or, in the case of certain time-vested equity awards, the value of the Company’s stock.

•	A mix of annual and long-term incentive programs creates a balance between short-term and long-term focus, reducing risk in the compensation programs.

•	Our equity-based, long-term incentive awards include a combination of options, time-based restricted stock awards, and performance-based awards.

In addition, we have responsible compensation practices that ensure consistent leadership and decision-making, certain of which are intended to mitigate risk. These include:

•	Stock ownership guidelines designed to align the directors’ and executives’ long-term financial interests with those of our stockholders.

Paychex, Inc. 2021 Proxy Statement • 24

Say-on-Pay Vote

•	Prohibition of hedging of the Company’s stock for both directors and executive officers.

•	Prohibition of pledging Company stock as collateral.

•	A long-standing insider trading policy.

•

Certain recoupment, non-compete, and other forfeiture provisions within our Annual Officer Performance Incentive Program (the “annual incentive program”) and equity-based compensation agreements. These allow the Company to cancel all or any outstanding portion of equity awards and recoup the gross value of any payouts under the annual incentive program, vested restricted shares, vested performance shares, or profits from exercises of options.

Results of the 2020 Say-on-Pay Vote

At the 2020 Annual Meeting of Stockholders held on October 15, 2020, over 95% of the total stockholder votes cast were in favor of the Company’s NEO compensation as presented in our 2020 proxy statement. The G&C Committee considered this favorable outcome and believed it conveyed our stockholders’ support of the committee’s decisions and the existing executive compensation programs. As we evaluated our compensation practices and talent needs throughout fiscal 2021, we remained mindful of the strong support for our compensation policies and practices communicated by our stockholders at the last annual meeting. As a result, the G&C Committee retained the core design of our executive compensation programs as it believes the program continues to attract, retain, and provide appropriate incentive for senior management.

Advisory Vote

The G&C Committee, along with the Board, believe that the policies, procedures, and amounts of compensation discussed here, and described further in this proxy statement, are effective in achieving the desired goals of aligning our executive compensation structure with the interests of our stockholders. To indicate approval of our NEO compensation, a majority of the shares entitled to vote on the proposal must be voted for the proposal in presence or by proxy at the Annual Meeting.

This say-on-pay vote is advisory and, therefore, is not binding on the Company, the G&C Committee, or our Board. Our Board values the opinions of our stockholders and, to the extent that there is any significant vote against the NEO compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the G&C Committee will evaluate whether actions are necessary to address these concerns.

The Board recommends a vote FOR the proposal to approve the NEO compensation on an advisory basis, as disclosed in this proxy statement.

Paychex, Inc. 2021 Proxy Statement • 25

CD&A

COMPENSATION DISCUSSION AND ANALYSIS

The CD&A provides you with a description of our executive compensation policies and programs, the decisions made by the G&C Committee regarding executive compensation, and the factors contributing to those decisions. This discussion focuses on the compensation of our NEOs for fiscal 2021, who were:

Name	Title

Martin Mucci	President and Chief Executive Officer (Principal Executive Officer)

Efrain Rivera	Senior Vice President, Chief Financial Officer, and Treasurer (Principal Financial Officer)

Mark A. Bottini	Senior Vice President of Sales

John B. Gibson	Senior Vice President of Service

Michael E. Gioja	Senior Vice President of Information Technology and Product Development

Executive Summary

COVID-19 Impact on Compensation

The COVID-19 pandemic had a negative impact on our operations and financial performance during fiscal 2021. However, we continued to prioritize the safety of our employees, brought a multifaceted response to the COVID-19 pandemic, and delivered resources and services to help our clients respond and adapt in an uncertain environment. As a result, our actual results exceeded our initial performance targets.

Certain elements of the compensation program for our NEOs were impacted by the COVID-19 pandemic:

•

When the fiscal 2021 Budget (the “Plan”) was established last year, which was the basis for fiscal 2021 compensation targets, the macroeconomic environment was very uncertain, which led to the Plan being developed based on our assumptions for the timing and speed of recovery from the COVID-19 pandemic. As a result, targets for the annual incentive program reflected anticipated declines year-over-year. See “Annual Incentive Program” section beginning on page 36 for additional information;

•

Paychex results of operations were favorable to the established annual plan due to the actions taken that led to stronger client base growth, new product sales and record levels of client retention. As a result, actual achievement under the annual incentive program for fiscal 2021 exceeded target;

•

Given the significant impact of the COVID-19 pandemic on the fiscal year ended May 31, 2020 (“fiscal 2020”) and fiscal 2021, quantitative performance for the July 2019 performance shares would have resulted in a payout of 36% of target. To reflect management’s performance more appropriately during this challenging time, and to allow for impacts out of management’s control, discretion was used in determining an appropriate level of payout. Using a method that measured attainment against each fiscal year’s Plan the resulting payout was determined to be at 114% of target. See “Equity-Based Compensation” section beginning on page 38 for additional information;

•

Cognizant of the challenges brought on by the COVID-19 pandemic, our NEOs agreed to temporary reductions in their cash compensation. NEOs took a 20% reduction in base salary paid during the period of July 2020 to December 2020; and

•

Given the uncertainty of the environment, the Board did not feel it was reasonable to set two-year performance targets for fiscal 2021. Therefore, the annual equity award structure was altered to exclude performance shares, instead dividing the total value of equity awards between time-vested restricted stock awards (60%) and stock options (40%).

Paychex, Inc. 2021 Proxy Statement • 26

CD&A

Business and Financial Highlights

Our mission is to be the leading provider of human resource (“HR”), payroll, benefits, and insurance solutions by being an essential partner to small- and medium-sized businesses across the U.S. and parts of Europe. We believe that success in this mission will lead to strong, long-term financial performance.

Our executive compensation is tied to financial and operational performance and is intended to drive sustained, long-term increases in stockholder value. Fiscal 2021 financial results continued to be impacted by the COVID-19 pandemic through the first three quarters. As businesses began to reopen, we experienced strong financial performance in our fiscal fourth quarter. Reported financial results for fiscal 2021 and the respective growth percentages compared to fiscal 2020 were as follows:

$4.0B	$1.4B	$3.04
Total service revenue	Operating Income, net of certain items(1)	Adjusted Diluted Earnings per Share(1)

1% increase	4% Increase	1% increase

(1)

Operating income, net of certain items and adjusted diluted earnings per share are not U.S. GAAP measures. Refer to “Paychex, Inc. Non-GAAP Financial Measures” in Appendix A of this proxy statement for a discussion of these non-GAAP measures and a reconciliation to the most comparable GAAP measure of operating income and diluted earnings per share. Operating income, net of certain items, is a non-GAAP measure used as one of the performance metrics in the Company’s executive compensation program.

Fiscal 2021 Actions Related to Long-Term Strategy: The table below discusses fiscal 2021 performance as it relates to the key areas of focus that comprise the Company’s long-term strategy.

Strategy Focus	Fiscal 2021 Summary of Accomplishments

Providing Industry-leading Integrated Technology

We continue to make investments in leading-edge technology a priority as companies are looking to leverage technology solutions to maintain operations, stay connected to employees, and increase productivity. Solutions introduced in fiscal 2021 provide a unique combination of data, technology, and service designed to meet the evolving needs of employers and employees, including:

•  Portfolio of Paycheck Protection Program (“PPP”) tools, which include the ability for employers to easily navigate the complexities of the PPP and Employee Retention Tax Credit. This portfolio contains resources to help small businesses navigate complex regulations and evaluate business decisions;

•  Employee health and safety offerings, including COVID-19 leave tracking to identify employee-submitted issues, and COVID-19 screening to give employers a way to initiate employee COVID-19 screenings and track test results within a single platform;

•  Digital communication solutions, including Paychex Flex® HR Connect and HR Conversations, which helps strengthen communication and keep workers engaged no matter their work location;

•  Paychex Flex Labor Cost Hub, which gives clients and CPAs a holistic, real-time view of total payroll labor job costing and labor distribution in one place;

•  Enhanced Employee Onboarding Self-Service experience, which simplifies the user experience for entering and reviewing new-hire information;

•  Diversity and Equal Pay Live Report, which builds upon a recently released Equal Employment Opportunity-1 compliance solution and gives administrators the ability to analyze their pay and diversity data via a simple, customizable report; and

•  Clover® Integration, which streamlines payroll and time and attendance management for business owners using the popular Clover payment processing platform from Fiserv, Inc.

Paychex, Inc. 2021 Proxy Statement • 27

CD&A

Strategy Focus	Fiscal 2021 Summary of Accomplishments

Increasing Client Satisfaction

Our flexible service model and technology-enabled service allows us to provide a personalized service experience for our clients and their employees. We continue to invest in artificial intelligence and machine learning and self-service capabilities to allow clients and their employees easy, intuitive, and flexible service how, when, and where they want it.

Within Paychex Flex there is embedded technology to assist clients. The Paychex Flex Intelligence Engine includes the Flex Assistant, a customer service chatbot that can answer 340 commonly asked questions, and access to 800 instructional resources. Ongoing investments in our platforms have prepared us well for the demands of the current business and regulatory environments, allowing us to adapt while maintaining strong service delivery, resulting in high levels of client satisfaction and retention. For fiscal 2021, client retention was at record levels of approximately 85% of our beginning client base.

As our clients continue to manage through the COVID-19 pandemic, we remain committed to helping them adapt and thrive, not only through the uncertainties of the COVID-19 pandemic, but the transition to the future business environment. The COVID-19 Help Center on our website continues to provide support throughout every stage of the COVID-19 pandemic. Since the Help Center’s launch in March 2020, it has been viewed by over a half million visitors. The PPP Flexibility Act was signed into law, relaxing the original requirements for how businesses could use PPP loans and continue to qualify for forgiveness. Within days of the bill passing, we introduced a PPP Loan Forgiveness Estimator and Forgiveness Report in our cloud-based HR suite, Paychex Flex, to simplify the application process for clients and provide them the accurate information needed to satisfy the new forgiveness requirements. As of May 31, 2021, Paychex clients have secured approximately $65 billion in PPP relief funds and $2.5 billion in combined employee retention tax credits and paid leave credits. Our blend of technology and service provides valuable tools and resources to assist our clients and their employees during this critical time and beyond.

Expanding our Leadership in HR

We have a comprehensive suite of value-added HR Solutions for our clients and their employees. During fiscal 2021, we saw strong demand for our administrative services organization product resulting from the COVID-19 pandemic as businesses realized the need for more value-added HR advice. We enhanced our solutions to support businesses as they navigated the federal stimulus programs and engaged in digital transformation. We have continued to evolve our products to help business leaders find, hire, and retain employees quickly and effectively with an eye on driving engagement and manage labor costs. Some of these solutions included:

•  PEO Protection Plus Package reduces risks for business owners by offering insurance coverage related to cyberattacks and employee lawsuits;

•  Pooled Employer Plan, which provides business owners with a cost-effective plan option that relieves the compliance and administration burdens of a traditional 401(k) plan; and

•  Other enhancements including serving as a source of education and information to clients, businesses of all sizes, and other interested parties.

Our 650+ HR business professionals provided HR best practices and advice to our HR outsourcing clients, with specific guidance on HR issues. In addition, our compliance professionals were in real-time contact with tax agencies and regulators to understand newly enacted laws and regulations, and advocated for our clients’ interests.

Paychex, Inc. 2021 Proxy Statement • 28

CD&A

Strategy Focus	Fiscal 2021 Summary of Accomplishments

Growing our Client Base

We believe there is significant potential to grow within our current target markets. We have invested significantly in new demand generation and sales tools and expanding certain areas of our sales force. We continue to focus on sales productivity with the intent of expanding our market share across all our product lines.

During fiscal 2021, through record levels of retention and solid sales performance, our client base has grown from greater than 680,000 clients to greater than 710,000 clients.

Engaging in Strategic Acquisitions	In the past, we utilized acquisitions as a means to expand our portfolio, enter new markets or increase our scale. We continue to evaluate and monitor potential acquisitions and will utilize this when acquisitions are in alignment with our overall strategy.

Return to Stockholders: The value we return to our stockholders is very important to us. During fiscal 2021, we returned over $1 billion to our stockholders through dividends and repurchases of outstanding shares of our common stock.

The Company has returned over $4.5 billion to stockholders over the past 5 years.

Paychex, Inc. 2021 Proxy Statement • 29

CD&A

Dividend Payments: We continue to pay substantial dividends to our stockholders. The increase in the quarterly dividend to stockholders in the last three fiscal years was as follows:

	Increase in Quarterly Dividend	Quarterly Dividend Amount	% Change
May 2021	$0.04	$0.66	6%
May 2019	$0.06	$0.62	11%

Share Repurchases: The Board has authorized the repurchase of common stock as follows:

•	$350 million authorized in July 2016, which expired on May 31, 2019;

•	$400 million authorized in May 2019, which will expire on May 31, 2022; and

•	$400 million authorized in July 2021, which will expire on January 31, 2024.

Shares repurchased over the past three fiscal years were as follows:

(In millions)	Shares Repurchased	Amount
Fiscal 2021	1.7	$155.7
Fiscal 2020	2.0	$171.9
Fiscal 2019	0.7	$ 56.9

The following graph shows how a $100 investment in our common stock on May 31, 2016 would have grown to $218 as of May 31, 2021, with dividends reinvested quarterly. The chart also compares the total stockholder return on our common stock to the same investment in the S&P 500 Index over the same period, with dividends reinvested quarterly. For us, this represents a cumulative return of 118%, or approximately 17% on an annualized basis.

For more information about our fiscal 2021 business results, see the section of our fiscal 2021 Form 10-K titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Paychex, Inc. 2021 Proxy Statement • 30

CD&A

How Pay is Tied to Company Performance

Our executive compensation programs are designed to ensure that the interests of our senior leaders are appropriately aligned with the Company’s stockholders by rewarding performance that meets established business and individual goals. Key features of the executive compensation programs that tie to Company performance are:

•

A significant portion of our NEOs’ annual compensation is “at risk” based on performance. For fiscal 2021, variable pay represented 89% of total target compensation for our CEO, and 79% of total target compensation on average for our other NEOs;

•

Variable compensation is comprised of an annual cash incentive program and longer-term equity-based incentives. Time-vested stock options and restricted stock awards provide value based on our stock price performance. Annual grants of performance shares provide the opportunity for restricted stock to be awarded if pre-established financial goals are met for a two-year performance period. For fiscal 2021, no grants of performance shares were made due to the uncertainty that existed at the time as the result of the COVID-19 pandemic;

•

Target compensation for the annual incentive program and annual grants of performance shares is generally established at the beginning of the performance period by the G&C Committee. NEOs have an opportunity to earn actual compensation that varies from target based on achievement against pre-established performance metrics;

•

Performance targets incorporated into our executive compensation programs include the metrics of new business revenue and service revenue (our measures of business growth) and operating income, net of certain items (our measure of profitability) for our annual performance-based compensation. Operating income, net of certain items is a non-GAAP measure. Refer to Appendix A for a discussion of this measure and a reconciliation to the most comparable GAAP measure of operating income; and

•	The financial measures used as performance targets are linked directly to our annual and longer-term strategic business plans that are reviewed and approved by the Board.

The pay mix at target for our CEO and the average for other NEOs for fiscal 2021 is:

Paychex, Inc. 2021 Proxy Statement • 31

CD&A

The following illustrates the trend in Company performance, based on two of our key financial metrics utilized in performance-based compensation plans, and the total reported compensation of our CEO over the last three years.

(1)

Operating income, net of certain items, is a non-GAAP measure. Refer to the discussion regarding this non-GAAP measure and a reconciliation to the most comparable GAAP measure of operating income in Appendix A.

(2)

CEO total compensation as reflected in this chart is equal to the amounts reported in the Fiscal 2021 Summary Compensation Table included in the Named Executive Officer section of this and prior years’ proxy statements. Fiscal 2021 performance-based compensation is high due to stronger than anticipated performance, while fiscal 2020 performance-based compensation was low due to the impact in the fourth quarter of the COVID-19 pandemic on the Company’s results.

Amounts realized in fiscal 2021 related to performance-based compensation programs for fiscal 2021 and prior years included the following:

•

Payouts under the annual incentive program for fiscal 2021 were earned at 141% of target for the CEO and an average of 141% of target for the SVPs. Achievement was measured against financial targets established at the beginning of fiscal 2021; and

•

The two-year performance period for the annual grants of performance shares granted in July 2019 ended on May 31, 2021. The financial targets were set at the beginning of this two-year period. Achievement against these targets resulted in restricted shares earned at 36% of target. Board discretion was exercised in determining the achievement pursuant to the terms of the 2002 Plan to account for the uncontrollable impacts of the COVID-19 pandemic on the business during the fourth quarter of fiscal 2020 and during fiscal 2021. This discretion utilized an approach to measure actual performance against the approved budgets set for both fiscal 2020 and fiscal 2021. See further discussion under the “Equity-Based Compensation” section on page 38 of this report.

Refer to the section entitled “Elements of Compensation” and the subsections of “Annual Incentive Program” and “Equity-Based Compensation” within this CD&A for a more detailed discussion of variable compensation, performance targets established, and actual results against those targets.

A significant portion of reported compensation is an incentive for future performance and realizable only if the Company meets or exceeds the applicable performance measures, including but not limited to the Company’s stock price performance. Long-term equity-based incentives make up the largest component of pay for the NEOs. For the CEO, Mr. Mucci, this accounts for 73% of his target compensation for fiscal 2021. The main difference between reported compensation in the Fiscal 2021 Summary Compensation Table and compensation realized is in the value of equity awards. In reported compensation, equity awards are included in the year granted at grant-date fair value. The amount that can be realized upon exercise of stock options or vesting of restricted stock awards can differ significantly from the amounts initially reported in the year of grant.

Paychex, Inc. 2021 Proxy Statement • 32

CD&A

The following table illustrates how the equity awards granted to Mr. Mucci in the last three fiscal years were tracking as of May 31, 2021. Values below reflect the impact to the stock price resulting from market volatility associated with the COVID-19 pandemic.

				Intrinsic Value as of May 31, 2021(3)			Increase in Realized and Unrealized Value Since Grant Date
Fiscal Year	Award Type	Value Reported at Grant Date(1)	Value Realized Through May 31, 2021(2)	Vested Shares	Unvested Shares(4)	Total Intrinsic Value Not Yet Realized
2019
	Stock Options	$1,582,257	$—	$3,774,968	$1,887,468	$5,662,436	258%
	Restricted Stock	$1,046,229	$795,530	$—	$507,217	$507,217	25%
	Performance Shares	$2,618,791	$—	$—	$4,755,097	$4,755,097	82%
2020
	Stock Options	$1,891,759	$—	$1,020,392	$2,040,783	$3,061,175	62%
	Restricted Stock	$1,249,853	$357,338	$—	$986,115	$986,115	7%
	Performance Shares	$3,148,087	$—	$—	$4,503,948	$4,503,948	43%
2021
	Stock Options	$2,640,232	$—	$—	$5,395,767	$5,395,767	104%
	Restricted Stock	$3,952,973	$—	$—	$5,437,286	$5,437,286	38%

(1)

The value reported at grant date represents the amounts reported in the Fiscal 2021 Summary Compensation Table for the respective fiscal year. These values were reported at grant-date fair value of the award.

(2)

The value realized through May 31, 2021 represents the value realized on stock option exercises or vesting of restricted stock and performance shares. Mr. Mucci has not exercised any stock options granted in fiscal years 2019, 2020, and 2021. The value reflected for restricted stock is the stock price on the date shares vested multiplied by the number of shares that vested during the period between date of grant and May 31, 2021.

(3)

Intrinsic value not yet realized for stock options is based on the closing stock price of $101.14 per share as of May 31, 2021 less the exercise price for the respective grants. When the option exercise price is greater than the stock closing price, no value is reported. Intrinsic value for restricted stock and performance shares is based on the closing stock price of $101.14 per share as of May 31, 2021 multiplied by the number of shares not yet vested.

(4)	The intrinsic value of unvested shares remains at risk as these awards are currently not exercisable.

Paychex, Inc. 2021 Proxy Statement • 33

CD&A

Highlights of Executive Compensation Practices

The Board maintains governance standards and oversight of our executive compensation policies and practices. The following governance practices were in place during fiscal 2021, and these practices, among other elements of our compensation programs, aid in mitigating risk associated with our compensation programs.

WHAT WE DO	WHAT WE DON’T DO
✓ Pay for performance. A significant portion of executive pay is not guaranteed but rather tied to key financial metrics that are disclosed to our stockholders.	× No employment agreements. We do not have employment contracts for our NEOs. Employment of all of our executive officers is “at will.”

✓ Mitigate undue risk in compensation programs. The executive compensation program includes features that reduce the possibility of the NEOs, either individually or as a group, making excessively risky business decisions that could maximize short-term results at the expense of longer-term value.

×  No significant perquisites. The benefits our NEOs receive in the form of health insurance, life insurance, and Company matching contributions to the 401(k) Plan are the same benefits generally available to all our employees.

✓ Balance of short-term and long-term incentives. Our incentive programs are designed to provide an appropriate balance of annual and longer-term incentives.

×  No hedging, pledging or short sales transactions permitted. Our executive officers, including NEOs, and directors are prohibited from engaging in any hedging, pledging, or other similar types of transactions with respect to the Company’s common stock.

✓ Capped award payouts. Amounts or shares that can be earned under the annual incentive program, as well as under the longer-term performance share and restricted stock awards, are capped.	× No dividends or dividend equivalents on unearned awards. Share awards do not earn or pay dividends until the shares are earned.

✓ Stock ownership guidelines. There are restrictions on sales of vested awards until a NEO has attained ownership of the Company’s stock as follows: CEO — six times base salary; SVPs — three times base salary; and Vice Presidents (“VPs”) — two times base salary.

✓ Include double-trigger change in control provisions. Our Change in Control Plan for officers is a “double-trigger” arrangement, requiring change in control and a subsequent termination of employment.

✓ Include recoupment, non-compete, and other forfeiture provisions in our annual incentive program and equity-based compensation agreements. Our annual incentive program and equity-based compensation agreements contain certain recoupment, non-compete, and other forfeiture provisions that will allow the Company to cancel all or any outstanding portion of equity awards and recover the payouts under the annual incentive program, gross value of any vested restricted shares, vested performance shares, or profits from exercises of options.

✓ Utilize an independent compensation consulting firm. The G&C Committee benefits from its utilization of an independent compensation consulting firm, which provides no other services to the Company.

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Refer to the remainder of this CD&A for a detailed discussion of the overall compensation philosophy, practice, and analysis of elements of the compensation awarded to our NEOs as provided in the Fiscal 2021 Summary Compensation Table, included in the Named Executive Officer Compensation section of this proxy statement.

Elements of Compensation

We use a combination of compensation elements, including base salary, annual incentive program, and equity awards delivered under our 2002 Plan. Each element and the related compensation decisions and results for fiscal 2021 are discussed below.

Summary of Fiscal 2021 Elements of Compensation

Compensation Elements	Salary	Annual Incentive Program	Stock Options	Restricted Stock Awards	Performance Shares(1)
	Fixed	Variable, At-Risk

Recipients	All NEOs

When Granted	Reviewed annually	Annually

Form of Delivery	Cash		Equity

Type of Performance	Short-Term		Long-Term

Performance Period	Ongoing	1-year	Vest ratably over 3 years		2-year performance period followed by 1- year service period

How Payout is Determined	G&C Committee judgment	Quantitative based on achievement against targets; small portion qualitative	Based on stock price on exercise/vest date		Quantitative based on achievement against targets

Performance Metrics	N/A	Service revenue; operating income, net of certain items(2); and annualized new business revenue	N/A		Service revenue; and operating income, net of certain items(2)

(1)

The details for performance shares reflect the terms of the annual performance share awards. For fiscal 2021, no performance shares were granted due to the uncertainty that existed at the time awards were granted due to the COVID-19 pandemic.

(2)	Operating income, net of certain items, is a non-GAAP measure. Refer to Appendix A for a discussion of this measure and a reconciliation to the most comparable U.S. GAAP measure of operating income.

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Fiscal 2021 Compensation Results

Base Salary

We pay base salary to attract talented executives and to provide a fixed base of cash compensation. Base salaries are reviewed annually. Our practice is to make targeted base salary increases as determined necessary based on performance, market information, and scope of responsibilities. In conjunction with the Company’s cost-saving initiatives in response to the adverse impacts of the COVID-19 pandemic, our CEO and other NEOs elected on June 18, 2020 to temporarily reduce their salaries by 20% from July 1, 2020 through December 31, 2020.

Annual Incentive Program

The annual incentive program was established to motivate NEOs to meet the financial goals set by the Company as presented to its stockholders, while maintaining alignment with stockholders’ interests. Upon achievement of the minimum eligible performance, payouts under our annual incentive program are determined based upon the satisfaction of certain quantitative and qualitative components.

The quantitative component consists of certain predetermined performance targets, which are established at the beginning of each fiscal year and are typically based on the Board-approved fiscal year financial plan. The targets for payout are established by the G&C Committee with consultation of management. The performance targets established are intended to provide a balance between growing revenue and managing expenses. Once a target is determined, it is set for the year and is normally not changed. For extraordinary circumstances, the G&C Committee reserves the right to apply discretion and make changes.

The qualitative component of the annual incentive program consists of individual-specific qualitative goals established at the beginning of the fiscal year based on functions and responsibilities unique to the individual. The CEO can potentially receive up to 20% of base salary and all other NEOs can potentially receive up to 10% of base salary. The assessment of these goals is subjective and is not always based on quantifiable financial measurements. The G&C Committee may determine, at its sole discretion, whether satisfactory achievement has occurred, regardless of achievement against the pre-established individual goals. At its discretion for fiscal 2021, the G&C Committee individually evaluated each NEO and determined the specific percentage of the qualitative portion to award each NEO as presented on the following page.

The weight given each quantitative performance target is determined by the G&C Committee when the targets are established, and this weight varies for each NEO based on the individual’s position. Each of the performance targets applicable to a NEO’s annual incentive program provide the NEO an opportunity to earn a percentage of their annualized base salary based on achievement at threshold, target, and maximum. The total percentage of base salary for all performance measures that the NEOs have the opportunity to earn are as follows:

	Quantitative Component			Qualitative Component
Position	Threshold	Target	Maximum
CEO	55.0%	130.0%	205.0%	20.0%
SVP-Sales	47.5%	105.0%	162.5%	10.0%
SVP-Other	40.0%	90.0%	140.0%	10.0%

Thresholds are set as the floor with any achievement below threshold resulting in no payout for the respective performance metric. Maximums are set as a ceiling on the amount of payout a NEO can receive for each performance metric.

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The performance metrics for the fiscal 2021 annual incentive program for the NEOs were established as follows:

	Fiscal 2021 Year-over-Year Growth Rates			% of Plan Dollars

Bonus Objectives(1), (2)	Threshold	Target	Maximum	Threshold	Target	Maximum	Achievement as a % of Target
Service revenue	-10.6%	-2.8%	1.1%	92.0%	100.0%	104.0%	104.1%
Operating income, net of certain items(3)	-13.4%	-5.9%	-2.1%	92.0%	100.0%	104.0%	111.0%
Annualized new business revenue(4)	-11.1%	1.0%	7.1%	88.0%	100.0%	106.0%	102.5%

(1)

The annual incentive program allows for certain adjustments to metrics as reported in our consolidated financial statements. The acquisition component of service revenue is included up to a maximum of 2% of service revenue at target.

(2)	Due to the estimated impact of COVID-19 pandemic on employment levels, results year-over-year were anticipated to decline in our Plan, which is reflected in the targets for each metric.

(3)	Operating income, net of certain items, is a non-GAAP measure. Refer to Appendix A for a discussion of this measure and a reconciliation to the most comparable U.S. GAAP measure of operating income.

(4)

Annualized new business revenue is the approximate amount of revenue to be earned over the first twelve-month period, from the sale in the current fiscal year, of certain HR, payroll, and insurance services to new clients and new product sales to existing clients. This measure is not directly calculated from our audited financial statements, as reported service revenue also includes recurring revenue from pre-existing clients. This metric is set to provide incentive for executives to strive to exceed the target, given the relationship to recurring revenue.

Each performance objective, along with the target percentage of base salary that can be earned for that metric, and the actual payout percentage is set forth below, in accordance with calculations per the program:

	Mr. Mucci		Mr. Rivera, Mr. Gibson, and Mr. Gioja		Mr. Bottini

Bonus Objectives	% of Base Salary at Target	% of Base Salary Achieved(1)	% of Base Salary at Target	% of Base Salary Achieved(1)	% of Base Salary at Target	% of Base Salary Achieved(1)
Service revenue	37.5%	60.0%	30.0%	50.0%	25.0%	38.8%
Operating income, net of certain items(2)	55.0%	85.0%	35.0%	52.5%	25.0%	38.8%
Annualized new business revenue(3)	37.5%	46.8%	25.0%	30.1%	55.0%	67.3%
Total quantitative annual incentive	130.0%	191.8%	90.0%	132.6%	105.0%	144.8%
Qualitative(4)	20.0%	20.0%	10.0%	10.0%	10.0%	10.0%
Total	150.0%	211.8%	100.0%	142.6%	115.0%	154.8%

(1)

If the actual achievement under a given performance metric is between two thresholds (e.g. between threshold and target or between target and maximum), then the percentage of base salary achieved would be calculated based on a straight-line interpolation of the achievement level above threshold or target, as appropriate, for such performance metric.

(2)	Operating income, net of certain items, is a non-GAAP measure. Refer to Appendix A for a discussion of this measure and a reconciliation to the most comparable U.S. GAAP measure of operating income.

(3)

Annualized new business revenue is the approximate amount of revenue to be earned over the first twelve-month period, from the sale in the current fiscal year, of certain HR, payroll, and insurance services to new clients and new product sales to existing clients. This measure is not directly calculated from our audited financial statements, as reported service revenue also includes recurring revenue from pre-existing clients. This metric is set to provide incentive for executives to strive to exceed the target, given the relationship to recurring revenue.

(4)

The NEOs have an opportunity to earn a percentage of base salary based on individual-specific qualitative goals related to the functions and responsibilities unique to the individual. The G&C Committee may determine, at its sole discretion, whether satisfactory achievement has occurred, regardless of achievement against the pre-established individual goals.

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The actual achievement translated to the incentive payments for our NEOs is as follows:

	Annualized Base Salary(1)	Minimum Potential Payout(2)	Maximum Potential Payout(2)	% of Base Salary Achieved	Actual Incentive Compensation Earned(3)
Martin Mucci	$1,000,000	$—	$2,250,000	211.8%	$2,117,565
Efrain Rivera	$525,000	$—	$787,500	142.6%	$748,873
Mark A. Bottini	$475,000	$—	$819,375	154.8%	$735,500
John B. Gibson	$500,000	$—	$750,000	142.6%	$713,213
Michael E. Gioja	$500,000	$—	$750,000	142.6%	$713,213

(1)

This represents the NEO’s annualized base salary as of May 31, 2021. It may differ from base salary paid for fiscal 2021 reflected in the Fiscal 2021 Summary Compensation Table, which is contained in the Named Executive Officer Compensation section of this proxy statement, due to timing of salary increases, start dates, etc. Also, our NEOs elected on June 18, 2020 to reduce their salaries by 20% from July 1, 2020 through December 31, 2020.

(2)

These columns represent the range of payout that each NEO has the opportunity to earn. The minimum potential payout indicates that no payout is earned if achievement is below threshold. The maximum potential payout is based on the percentage of base salary that each NEO can earn for maximum achievement.

(3)

Actual incentive compensation earned is calculated as annualized base salary multiplied by the percentage of base salary achieved and is provided in the Fiscal 2021 Summary Compensation Table, which is contained in the Named Executive Officer Compensation section of this proxy statement.

Equity-Based Compensation

To align our NEOs’ interests with the long-term interests of our stockholders, we grant equity awards under the 2002 Plan. Annual grants of equity awards to the NEOs are approved during the regularly scheduled meeting of the G&C Committee in July after the release of our fiscal year-end earnings and upcoming fiscal year financial guidance. Our trading black-out period normally lifts on the third business day following such release of information. The G&C Committee anticipates continuing its granting practice. The G&C Committee may also grant equity awards to individuals upon hire or promotion to executive officer positions. These equity awards are not granted during any trading black-out periods. Recipients are notified shortly after G&C Committee approval of their grant, noting the number of stock options, shares of restricted stock, target performance shares and goals, the vesting schedule, and exercise price. Any sales restrictions or other terms of the award are also communicated at that time.

Annually, the G&C Committee reviews the NEO compensation of our Peer Group to determine the desired pay range for our officers. See the “Compensation Decision Process” section later in this CD&A for further information on the Committee’s process for determining total compensation, including equity awards. This review, along with each officer’s individual performance and potential, determine the total compensation. The quantity of equity awards is based on an estimated total value as determined by the G&C Committee in conjunction with its total compensation review and evaluation.

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In July 2020, the G&C Committee made an annual equity grant to our NEOs that was a blend of stock options and time-based restricted stock awards (restricted shares or, if retirement eligible, restricted stock units). No performance stock awards (performance shares or performance stock units) were granted for fiscal 2021, which was different from our typical granting practices due to the uncertainty surrounding the economic environment as a result of the COVID-19 pandemic and the inability to set reasonable two-year performance goals. The award value was split as follows:

This annual distribution provides for 40% of the total equity-based compensation value to be performance-based with opportunity based on stock-price appreciation, consistent with the G&C Committee’s total compensation determination. The value delivered may be adjusted by the G&C Committee at its discretion for individual performance and future potential considerations. For our July 2020 annual grants, the G&C Committee determined the estimated total value to be approximately: $6,625,000 for the CEO; $1,650,000 for the CFO; and $1,350,000 for the SVPs. The estimated total value of the equity-based compensation was increased in fiscal 2021 based on benchmarking analysis against our Peer Group and made to better align internal pay equity and adjust the compensation to market. See further discussion under the “Peer Group” section on page 44 of this report.

The following equity-based compensation was granted in July 2020 for all NEOs:

NEO	Stock Option Awards(1)	Time-Based Restricted Share Awards or Restricted Stock Units(2)
Martin Mucci	195,428	53,760
Efrain Rivera	48,673	13,389
Mark A. Bottini	39,823	10,955
John B. Gibson	39,823	10,955
Michael E. Gioja	39,823	10,955

(1)

Stock option awards vest one-third per year over three years and have a term of 10 years. In the event of retirement on or after the one-year anniversary of the grant date, the next installment scheduled to vest will vest in accordance with the terms of the award agreement. Retirement eligible means the executive is age 60 or older with 10 or more years of service.

(2)

Time-based restricted shares vest one-third per year over three years. Retirement eligible executives receive restricted stock units which also vest one-third per year over three years and upon retirement on or after the one-year anniversary of the grant date, the next installment scheduled to vest in accordance the terms of the agreement. Retirement eligible means the executive is age 60 or older with 10 or more years of service.

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The two-year performance period for performance shares granted in July 2019 was completed at the end of fiscal 2021. The shares earned were based on achievement against pre-established targets for the performance period as follows:

Performance Goal ($ in Millions)	Two-Year Performance Targets Established			Actual Achievement
	Threshold	Target	Maximum	($)	% of Target
Service revenue(1)	$7,986	$8,406	$8,658	$7,951	95%
Operating income, net of certain items(2)	$2,755	$2,900	$2,987	$2,802	97%
Percent of plan	95%	100%	103%
Payout as a percent of target	60%	100%	150%		36%

(1)

Service revenue as calculated under the performance share agreement allows for 2% of total service revenue to be delivered from acquisitions during the grant period. Refer to Appendix B for a reconciliation of service revenue as calculated for the performance period to service revenue reported in our consolidated financial statements.

(2)

Operating income, net of certain items, is a non-GAAP measure. In addition, this measure as calculated under the performance share agreement excludes the impact of business acquisitions and other unusual items during the performance period. Refer to Appendix B for a description of this non-GAAP measure and a reconciliation of the amount for the performance period to the most comparable GAAP measure of operating income.

The performance shares provide for rewards based on financial performance of the Company over a two-year period. The impact of the COVID-19 pandemic on the U.S. economy resulted in a significant negative impact on our revenue and profit that was beyond the ability of our management to completely offset within the two-year cycle.

The Company’s 2002 Plan allows for the G&C Committee to exercise discretion to adjust payouts where deemed appropriate for extraordinary, unusual, or non-recurring items and adjust the determination of achievement for performance-based awards. Considering the unusual nature of the negative impacts on results and the otherwise strong performance of the Company during the two-year period, the G&C Committee, after careful and full deliberation elected to apply discretion to recognize the success of management in mitigating the impact of the COVID-19 pandemic on Company results, providing superior client service during a challenging time for small businesses, providing a safe environment for our employees to continue to work effectively, and positioning the Company for solid growth opportunities.

The G&C Committee determined it would be appropriate to measure performance based on the actual results against the approved budgets for fiscal 2020 and fiscal 2021, respectively. In this manner, the Committee believes the realized pay of executives aligned with performance through the award performance period.

Performance Goal ($ in Millions)	Two-Year Fiscal Plan Targets		Actual Achievement
	FY20 Target	FY21 Target	FY20	FY20 % of Target	FY21	FY21 % of Target	Two-Year % of Target
Service revenue(1)	$4,081	$3,842	$3,954	75%	$3,998	150%
Operating income, net of certain items(2)	$1,406	$1,292	$1,373	81%	$1,434	150%
Average percent of target				78%		150%
Payout as an average percent of target(3)							114%

(1)

Service revenue as calculated under the performance share agreement allows for 2% of total service revenue to be delivered from acquisitions during the grant period. Refer to Appendix B for a reconciliation of service revenue as calculated for the performance period to service revenue reported in our consolidated financial statements.

(2)

Operating income, net of certain items, is a non-GAAP measure. In addition, this measure as calculated under the performance share agreement excludes the impact of business acquisitions and other unusual items during the performance period. Refer to Appendix B for a description of this non-GAAP measure and a reconciliation of the amount for the performance period to the most comparable GAAP measure of operating income.

(3)	Two-year % of target was calculated by taking the average of the FY20 % of target and the FY21 % of target.

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Stock Ownership Guidelines

The G&C Committee has established stock ownership guidelines, as follows:

Position	Requirement
CEO	6X base salary
SVPs	3X base salary
VPs	2X base salary

For any awards granted after July 2011, there are restrictions on sales of such vested awards until the officer has attained the applicable stock ownership level. The ownership guidelines were established to provide long-term alignment with stockholders’ interests. For the purposes of achieving the ownership guidelines, unvested restricted stock awarded to the executive officers is included. All officers are currently compliant with the guidelines.

Prohibition on Hedging or Speculating in Company Stock

NEOs, along with all employees of the Company, must adhere to strict standards with regards to trading in Paychex stock. Also, we prohibit executive officers from hedging Paychex stock. They may not, among other things:

•	speculatively trade in the Company’s stock;

•	short sell any securities of the Company; or

•	buy or sell puts or calls on the Company’s securities.

Pledging of Company Stock

We maintain a pledging policy for all Paychex directors, officers, and employees. Prior to January 2020, a policy was in place that allowed pledging under certain circumstances but not all. After January 2020, this policy was amended to prohibit new pledging of Company securities for any purpose. Our pledging policy is posted on our website at https://investor.paychex.com/corporate-governance/governance-documents.

Recoupment, Non-Compete, and Other Forfeiture Provisions

We retain the right to claw back any incentive payment or award under any policy adopted by the Company implementing Section 10D of the Exchange Act and any regulations promulgated or national securities exchange listing conditions adopted with respect thereto. In the annual incentive program, we retain the right to recoup all or a portion of the payouts made under the annual incentive program if those payouts were based on financial statements that are subsequently subject to restatement and where fraud or misconduct was involved. We will, to the extent permitted by governing law, require reimbursement of a portion of any compensation received where:

•	the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a substantial restatement;

•	the participant engaged in fraud or misconduct that caused or partially caused the need for the substantial restatement; and

•	a lower payment would have been made based upon the restated financial results.

In each such instance, we will, to the extent practicable, seek to recover the amount by which the individual participant’s compensation for the relevant period exceeded the lower payment that would have been made based on the restated financial results, plus a reasonable rate of interest.

Our equity-based compensation agreements state that following termination of employment, certain benefits (including equity-based compensation) will be forfeited if the NEO engages in activities adverse to the Company. These activities include:

•	competition with the Company during a specified period after termination of employment;

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•	solicitation of the Company’s clients or employees during a specified period after termination of employment;

•	breach of confidentiality either during or after employment; or

•	engaging in conduct which is detrimental to the Company during the NEO’s employment with the Company.

Should any of these activities occur, we may cancel all or any outstanding portion of the equity awards subject to this provision and recover the gross value of any vested restricted stock awards and vested performance stock awards, including all dividends and dividend equivalents. In the case of non-qualified stock options, we may suspend the NEO’s right to exercise the option and/or may declare the option forfeited. In addition, we may seek to recover all profits from certain prior exercises as liquidated damages and pursue other available legal remedies.

Perquisites

Our NEOs receive benefits in the form of vacation, health insurance, life insurance, Company matching contributions to the 401(k) Plan when such contributions are in effect, and other benefits, which are generally available to all our employees. We do not provide our NEOs with pension arrangements, post-retirement health coverage, or other similar benefits, with the exception of access to a non-qualified and unfunded deferred compensation plan.

Deferred Compensation

We offer a non-qualified and unfunded deferred compensation plan to our NEOs. The deferred compensation plan is intended to supplement the NEO’s 401(k) Plan account. Due to limitations on the 401(k) Plan accounts placed by the Internal Revenue Service, this plan allows for further savings toward retirement for the NEOs and functions similarly to the 401(k) Plan account. Refer to the “Non-Qualified Deferred Compensation” discussion included in the Named Executive Officer Compensation section of this proxy statement for more information on how our deferred compensation plan functions.

Change in Control Plan

Executives of the Company are covered by a Change in Control Plan. Upon involuntary termination by the Company without cause or a voluntary termination by the participant for good reason, within 12 months following a change in control, the executive becomes entitled to certain severance benefits. Such severance benefits are conditioned upon the execution of a general release in favor of the Company.

Cause means the participant’s dereliction of duty to the Company, conviction for a felony, or willful misconduct that has a substantial adverse effect on the Company. Good reason means a significant change to the duties, authority, or position that were assigned immediately before the change in control including: the reduction in or removal of any material duties, authority, or position within the Company; assignment of duties inconsistent with the participant’s position, authorities, or responsibilities; material reduction to base salary, annual incentive, or other elements of total compensation; relocation of the participant’s principal workplace to an area outside of a 50-mile-radius, or the failure of a successor company to assume or adopt the Change in Control Plan. Refer to the “Potential Payments upon Termination or Change in Control” discussion within the Named Executive Officer Compensation section of this proxy statement for further information.

Compensation Decision Process

Role of the Compensation Consultant

As outlined in its charter, the G&C Committee has the authority to retain consultants and advisers, at the Company’s expense, to assist in the discharge of the committee’s duties. The G&C Committee can retain and dismiss such consultants and advisers at any time. The consultants report directly to the committee and have direct access to the committee through the G&C Committee’s Chair. The G&C Committee requires that any consultant it retains cannot be utilized by management for other purposes. Although management, particularly the VP, Chief Human Resources Officer, may work closely with the consultant, the consultant is ultimately accountable to the G&C Committee on matters related to executive compensation.

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The G&C Committee retains the services of Steven Hall & Partners (“Steven Hall”) as its independent compensation consultant. Steven Hall has not provided any other services to the Company prior to or subsequent to being retained as the compensation consultant to the G&C Committee. The G&C Committee was solely responsible for the decision to retain Steven Hall as its consultant. Steven Hall advises the G&C Committee on matters of NEO compensation, assists with analysis and research, and provides updates on evolving best practices in compensation. While Steven Hall may express an opinion on compensation matters, the G&C Committee is solely responsible for setting the type and amount of compensation for NEOs.

The G&C Committee recognizes that it is essential to receive objective advice from its compensation consultant. The G&C Committee closely examines the procedures and safeguards that Steven Hall takes to ensure that the compensation consulting services are objective. The G&C Committee has assessed the independence of Steven Hall pursuant to SEC rules and concluded that Steven Hall’s work for the G&C Committee does not raise any conflict of interest. In making this assessment, the following factors were taken into consideration:

•	that the compensation consultant reports directly to the G&C Committee, and the G&C Committee has the sole power to terminate or replace its compensation consultant at any time;

•	the compensation consultant does not provide any other services to the Company;

•	whether aggregate fees paid by the Company to the compensation consultant, as a percentage of the total revenue of the compensation consultant, are material to the compensation consultant;

•	the compensation consultant’s policies and procedures designed to prevent conflicts of interest;

•	any business or personal relationships between the compensation consultant, on one hand, and any member of the G&C Committee or executive officer, on the other hand; and

•	whether the compensation consultant owns any shares of the Company’s stock.

Role of Governance and Compensation Committee and Management

As part of the G&C Committee’s responsibility to evaluate and determine NEO compensation, on an annual basis the G&C Committee:

•	reviews the companies in our Peer Group for any changes;

•	reviews base salaries for adjustments, if any;

•	establishes and approves the performance targets and payouts under incentive-based programs and awards; and

•	grants equity awards under our 2002 Plan.

The G&C Committee continues to review each of the elements of compensation annually to ensure that compensation is appropriate and competitive to attract and retain a high-performing executive team. The G&C Committee targets to maintain performance-based pay as a percentage of total target compensation of over 70% for the CEO and over 60% for the other NEOs. Additionally, the G&C Committee targets the value of long-term compensation to be approximately 70% for the CEO and 50% for the other NEOs.

The G&C Committee, in making its decisions, targets an equitable mix of compensation. It utilizes various sources of information to evaluate our NEO compensation, including, but not limited to:

•	compensation consultant reports and analyses;

•	benchmarking information with NEOs at Peer Group companies for all compensation elements; and

•

internal management reports including a three-year history of total compensation for all officers and a summary for the upcoming fiscal year of total cash compensation and equity awards for all officers.

The G&C Committee strives for our NEOs’ compensation to be in line with our Peer Group. The information provided by the compensation consultant indicates whether our compensation package, if target performance is achieved, is comparable to the median compensation of our Peer Group, given current competitive practices, overall best practices, and other compensation and benefit trends.

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Management reports are used to evaluate compensation recommendations and the impact to total compensation for each individual. They are also used to view a complete picture of the trend of compensation to executive officers, both as a team and as individuals. This facilitates discussion that more accurately details individual officer compensation, noting differences that reflect officer tenure, performance, and position in the management structure.

The G&C Committee uses these management updates along with peer information, where available, as tools to evaluate executive compensation. This information is reviewed in a subjective manner. There is no implied direct or formulaic linkage between peer information and the G&C Committee’s compensation decisions.

Our CEO and our VP, Chief Human Resources Officer provide recommendations to the G&C Committee on design elements for compensation. These individuals, and from time to time invited guests including other officers, will attend the meetings of the G&C Committee to present and respond to questions on current or proposed plan design. Annually, our CEO reviews achievement of the recently completed fiscal year’s plan and presents recommendations regarding: salary for each of the NEOs (other than himself), the upcoming fiscal year’s annual incentive program structure, and equity awards. Management is excluded from executive sessions of the G&C Committee where final decisions on compensation are made, particularly those on our CEO’s performance and compensation. Executive sessions occur at each meeting of the G&C Committee.

Peer Group

In addition to many other factors that affect compensation decisions, the G&C Committee takes into account the compensation practices of our Peer Group, where available, in formulating our compensation program. The G&C Committee assesses total compensation at the median of the Peer Group, even though Paychex performs above the median of its Peer Group in certain financial categories as shown in the charts that follow. Peer Group comparisons were available for the positions of CEO and CFO, and both Mr. Mucci and Mr. Rivera have total compensation that falls below the median total compensation of the Peer Group. For the remaining NEOs, compensation was compared to the average NEO compensation, excluding the CEO and CFO positions, for the Peer Group. These results were below the median total compensation of our Peer Group. Peer Group benchmarking is not the sole determining factor in the G&C Committee’s decisions on compensation, and the G&C Committee reserves the discretion to adjust compensation based on other factors as previously discussed. The Peer Group companies are not necessarily limited to the markets in which Paychex does business. The Peer Group companies were selected based upon the following criteria: comparable business model, company size including revenues and earnings, executive talent sources, competition for investor capital, companies considered by our investors to be our peers, and overall reasonableness. The Peer Group is comprised of the following industries or segments: a direct competitor in the HCM industry, financial transaction management companies, and business services and outsourcing companies.

Our Peer Group used for evaluating executive compensation for fiscal 2021 consisted of the following companies:

Peer Group
Alliance Data Systems Corporation	IHS Markit Ltd.
Automatic Data Processing, Inc.	Intuit Inc.
Broadridge Financial Solutions, Inc.	Moody’s Corporation
Equifax, Inc.	Sabre Corporation
Fiserv, Inc.	TransUnion
FleetCor Technologies, Inc.	Verisk Analytics, Inc.
Global Payments Inc.	The Western Union Company
H&R Block, Inc.

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(1)	Based on the most recent completed fiscal year for each company in the Peer Group.

The G&C Committee annually reviews and approves the selection of Peer Group companies, adjusting the group from year to year based upon our business and changes in the Peer Group companies’ business or the comparability of their metrics. The Peer Group may also be adjusted in the event of mergers, acquisitions, or other significant economic changes. The Peer Group was adjusted for fiscal 2021. The Dun & Bradstreet Corporation, TD AMERITRADE Holding Corporation, Total Systems Services, Inc. and Worldpay, Inc. were each removed because of acquisitions and replaced with FleetCor Technologies, Inc., Sabre Corporation, TransUnion and Verisk Analytics, Inc., as they are more closely aligned with the Paychex business.

CEO Compensation

It is the responsibility of the G&C Committee to evaluate Mr. Mucci’s performance annually and determine his total compensation. Mr. Mucci receives compensation based on his leadership role and the overall performance of the Company. Mr. Mucci’s compensation for fiscal 2021 as reflected in the Fiscal 2021 Summary Compensation Table, included in the Named Executive Officer Compensation section of this proxy statement, is as follows:

•	Salary of $900,000. Mr. Mucci took a temporary 20% salary reduction for July 2020 through December 2020 as part of the Company’s response to the COVID-19 pandemic;

•	Payout under the annual incentive program at 141% of target; and

•	Annual equity award grants comprised of 195,428 stock options with vesting pro-rata over three years, and 53,760 shares of time-based restricted stock units with vesting pro rata over three years.

Mr. Mucci’s total compensation for fiscal 2021 remained below the median when compared to that of the CEOs within our Peer Group.

CEO Pay Ratio

Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to provide the ratio of the annual total compensation of Mr. Mucci, our CEO, to the annual total compensation of our median employee. These rules allow us to identify our median employee once every three years unless there has been a change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change in our pay ratio disclosure. Our fiscal 2020 median employee left the Company, therefore, we identified a new median employee for fiscal 2021.

Paychex, Inc. 2021 Proxy Statement • 45

CD&A

To identify the median employee for fiscal 2021, we took the following steps:

•	We identified the median employee by examining the previous 12-month period of total compensation for all U.S. employees, excluding our CEO, who were employed by us on March 1, 2021;

•

We included all U.S. employees, whether employed on a full-time, part-time or seasonal basis. As of March 1, 2021, the Company had approximately 15,300 employees, not including the CEO and employees outside of the U.S. (160 in Germany, 183 in Denmark, and 252 in India). These exclusions are permitted by the SEC’s de minimum exemption. We did not make any assumptions, adjustments, or estimates with respect to the total compensation, and we did annualize the compensation for any full-time employees that were not employed by us for all the previous 12-month period; and

•

We calculated annual total compensation for fiscal 2021 for the median employee using the same methodology we use for our NEOs as set forth in the 2021 Summary Compensation Table later in this proxy statement.

The table below sets forth comparative information regarding: (A) the total compensation of our CEO for fiscal 2021; (B) the median of the total annual compensation of all other employees of the Company, excluding our non-U.S. employees and CEO, for fiscal 2021; and (C) the ratio of the CEO total annual compensation to the median of the total annual compensation of all other employees, excluding the non-U.S. employees and CEO:

Mr. Mucci, our CEO, total annual compensation (A)	$9,627,247

Median employee total annual compensation, excluding non-U.S. employees and CEO (B)	$ 61,694

Ratio of CEO to median employee compensation (C)	156:1

Impact of the Internal Revenue Code

Section 162(m) generally limits the deductibility of compensation for “covered employees,” which include our NEOs, to $1,000,000 per year. The G&C Committee reserves the right to award compensation that is not fully deductible under Section 162(m).

The Governance and Compensation Committee Report

The G&C Committee has reviewed and discussed the Compensation Discussion and Analysis included in the proxy statement with management. Based on such review and discussion, the G&C Committee recommends to the Board that the Compensation Discussion and Analysis be included in the proxy statement and the Company’s Form 10-K for fiscal 2021.

The Governance and Compensation Committee:

        Joseph M. Tucci, Chair

        David J. S. Flaschen

        Pamela A. Joseph

        Joseph M. Velli

Paychex, Inc. 2021 Proxy Statement • 46

NEO Compensation

NAMED EXECUTIVE OFFICER COMPENSATION

Fiscal 2021 Summary Compensation Table

The table below presents the total compensation for each of the NEOs.

Name and Principal Position (a)	Fiscal Year (b)	Salary (c)	Bonus (d)	Stock Awards (e)	Option Awards (f)	Non-Equity Incentive Plan Compensation (g)	All Other Compensation (h)	Total (i)

Martin Mucci President and CEO	2021	$898,462	$—	$3,952,973	$2,640,232	$2,117,565	$18,015	$9,627,247
	2020	$992,885	$—	$4,397,940	$1,891,759	$768,800	$17,333	$8,068,717
	2019	$950,000	$—	$3,665,020	$1,582,257	$1,716,175	$17,068	$7,930,520

Efrain Rivera Senior Vice President, CFO, and Treasurer	2021	$471,692	$—	$984,493	$657,572	$748,873	$9,784	$2,872,414
	2020	$521,442	$—	$989,555	$425,643	$272,370	$12,797	$2,221,807
	2019	$500,000	$—	$863,503	$372,661	$655,650	$12,722	$2,404,536

Mark A. Bottini Senior Vice President of Sales	2021	$426,769	$—	$805,521	$538,009	$735,500	$10,525	$2,516,324
	2020	$471,442	$62,560	$769,605	$331,059	$196,840	$14,054	$1,845,560
	2019	$450,000	$—	$647,414	$279,496	$573,660	$13,712	$1,964,282

John B. Gibson Senior Vice President of Service	2021	$449,231	$—	$805,521	$538,009	$713,213	$5,931	$2,511,905
	2020	$492,885	$—	$769,605	$331,059	$259,400	$12,481	$1,865,430
	2019	$450,000	$—	$647,414	$279,496	$590,085	$13,135	$1,980,130

Michael E. Gioja Senior Vice President of Information Technology and Product Development	2021	$449,231	$—	$805,521	$538,009	$713,213	$15,669	$2,521,643
	2020	$496,442	$—	$769,605	$331,059	$259,400	$10,150	$1,866,656
	2019	$471,442	$—	$647,414	$279,496	$622,868	$11,231	$2,032,451

Salary (Column (c))

The amounts reported in this column reflect the base salary paid to the NEOs during the fiscal year. In conjunction with the Company’s cost-saving initiatives in response to the adverse impacts of the COVID-19 pandemic, our CEO and other NEOs elected on June 18, 2020 to reduce their salaries by 20% from July 1, 2020 through December 31, 2020.

Bonus (Column (d))

The amount reported in this column reflects a discretionary bonus of $62,560 paid to Mr. Bottini for fiscal 2020 to align his total payout with other SVPs due to the significant impact of COVID-19 on sales results in the fourth quarter which impacted his non-equity incentive compensation.

Stock Awards (Column (e))

The amounts in this column include the grant-date fair value of time-based restricted stock awards, restricted stock units, and performance stock awards granted during the respective fiscal year and do not reflect whether the recipient has actually realized a financial gain from such awards (such as lapse in the restrictions on a restricted stock award). As discussed in the CD&A “Executive Summary” and “Elements of Compensation” subsections,

Paychex, Inc. 2021 Proxy Statement • 47

NEO Compensation

performance stock awards were not granted to NEOs in fiscal 2021 due to the uncertainty surrounding the economic environment as a result of the COVID-19 pandemic and the inability to set reasonable two-year performance goals.

Time-Based Restricted Stock Awards

The fair value of the time-based restricted stock awards (restricted shares or restricted stock units) is determined based on the closing price of the underlying common stock on the date of grant. The resulting fair values were $73.53 per share, $85.46 per share, and $69.54 per share for the restricted stock awards granted annually in July of fiscal 2021, 2020, and 2019, respectively. Refer to the Grants of Plan-Based Awards for Fiscal 2021 table included in this proxy statement for further information on restricted stock awards granted in fiscal 2021.

Performance Stock Awards

Performance stock awards (performance shares and performance stock units) are reflected in the Fiscal 2021 Summary Compensation Table assuming target achievement. The grant-date fair value of these awards at target achievement and at maximum achievement is as follows:

	Fiscal 2020		Fiscal 2019

	Target	Maximum	Target	Maximum
Martin Mucci	$3,148,087	$4,722,131	$2,618,791	$3,928,187
Efrain Rivera	$708,306	$1,062,458	$863,503	$1,295,254
Mark A. Bottini	$550,913	$826,370	$462,577	$693,865
John B. Gibson	$550,913	$826,370	$462,577	$693,865
Michael E. Gioja	$550,913	$826,370	$462,577	$693,865

Performance stock awards were not granted to NEOs in fiscal 2021. The annual performance stock awards have a two-year performance period, followed by an additional year of service required. The fair value of these awards is determined based on the closing price of the underlying common stock on the date of grant, adjusted for the present value of expected dividends over the performance period, as dividends are not earned during the two-year performance period. The resulting fair values were $80.59 per share and $65.17 per share for performance stock awards granted in fiscal 2020 and 2019, respectively.

Option Awards (Column (f))

The amounts in this column reflect the grant-date fair value for stock options granted during the respective fiscal years and do not reflect whether the recipient has actually realized a financial gain from such awards (such as by exercising stock options).

The fair values for the annual grants of time-vested stock options were determined using a Black-Scholes option pricing model. The assumptions and resulting per share fair value for option grants included in the amounts disclosed are as follows:

	July	July	July

	2020	2019	2018

Risk-Free Interest Rate	0.5%	2.0%	2.9%

Dividend Yield	3.2%	3.3%	3.5%

Volatility Factor	0.29	0.18	0.18

Expected Option Term Life in Years	6.0	6.0	6.0

Fair Value	$13.51	$9.69	$8.83

Paychex, Inc. 2021 Proxy Statement • 48

NEO Compensation

Non-Equity Incentive Plan Compensation (Column (g))

The amounts in this column are the amounts earned under the annual incentive program. These amounts were paid in July following the applicable fiscal year end. Refer to the discussion in the CD&A “Elements of Compensation” subsection “Annual Incentive Program” for information on performance targets and achievement against those targets to determine the amount earned under this program for fiscal 2021.

All Other Compensation (Column (h))

The amounts reported in this column reflect the Company matching contributions under the 401(k) Plan.

Grants of Plan-based Awards for Fiscal 2021

The table below presents estimated possible payouts under the Company’s annual incentive program for fiscal 2021 based on achievement of performance objectives at various levels for the Company and individual NEOs. It also summarizes equity awards granted during fiscal 2021 to each of the NEOs. This information does not set forth the actual payout awarded to the NEOs for fiscal 2021. For fiscal 2021, performance stock awards were not granted to NEOs due to the uncertainty surrounding the economic environment as a result of the COVID-19 pandemic and the inability to set reasonable two-year performance goals.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (g)	All Other Option Awards: Number of Securities Underlying Options (#) (h)	Exercise or Base Price of Option Awards ($/Sh) (i)	Grant- Date Fair Value of Stock and Option Awards ($) (j)
Name (a)	Grant Type (b)	Grant Date (c)	Threshold ($) (d)	Target ($) (e)	Maximum ($) (f)
Martin Mucci(1)	Annual Incentive Program	7/15/2020	$750,000	$1,500,000	$2,250,000
	Restricted Stock	7/15/2020				53,760			$3,952,973
	Stock Options	7/15/2020					195,428	$73.53	$2,640,232
Efrain Rivera(1)	Annual Incentive Program	7/15/2020	$262,500	$525,000	$787,500
	Restricted Stock	7/15/2020				13,389			$984,493
	Stock Options	7/15/2020					48,673	$73.53	$657,572
Mark A. Bottini(1)	Annual Incentive Program	7/15/2020	$273,125	$546,250	$819,375
	Restricted Stock	7/15/2020				10,955			$805,521
	Stock Options	7/15/2020					39,823	$73.53	$538,009
John B. Gibson	Annual Incentive Program	7/15/2020	$250,000	$500,000	$750,000
	Restricted Stock	7/15/2020				10,955			$805,521
	Stock Options	7/15/2020					39,823	$73.53	$538,009
Michael E. Gioja(1)	Annual Incentive Program	7/15/2020	$250,000	$500,000	$750,000
	Restricted Stock	7/15/2020				10,955			$805,521
	Stock Options	7/15/2020					39,823	$73.53	$538,009

(1)	NEOs deemed retirement eligible with respect to July 2020 grants, subject to the Company’s service requirements.

Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Columns (d), (e), and (f))

The amounts in these columns consist of possible payouts under our annual incentive program for fiscal 2021. The actual amounts earned by each NEO for fiscal 2021 are reported as Non-Equity Incentive Plan Compensation in the Fiscal 2021 Summary Compensation Table. Additional information regarding how the payout amounts under our annual incentive program are determined begins on page 36.

All Other Stock Awards: Number of Shares of Stock or Units (Column (g))

The amounts in this column consist of time-based restricted stock awards (restricted shares or, if retirement eligible, they receive restricted stock units) granted in fiscal 2021 under the 2002 Plan. All shares underlying

Paychex, Inc. 2021 Proxy Statement • 49

NEO Compensation

awards of restricted shares are restricted in that they are not transferable until they vest. One-third of restricted shares vest annually over a three-year period from the date of grant, provided the NEO is an employee of the Company on the vest date. Upon death or disability, restricted shares fully vest. The NEOs have voting rights and earn dividends on the underlying restricted shares. Dividends are paid at the time of vesting. One-third of restricted stock units also vest annually over a three-year period from the date of grant, provided the NEO is an employee of the Company on the vest date. However, upon retirement after the first anniversary of the grant date, retirement eligible NEOs may receive their next scheduled vesting that occurs after the retirement date. Upon death or disability, restricted stock units fully vest. The NEOs do not have voting rights for restricted stock units, but they do accrue dividend equivalents on the restricted stock units. Shares of stock underlying restricted stock units and the accrued dividend equivalents are paid at the time of vesting.

All Other Option Awards: Number of Securities Underlying Options (Column (h))

The amounts in this column consist of time-based stock options granted in fiscal 2021 under the 2002 Plan. These stock options have an exercise price equal to the closing stock price on the date of grant and have a term of ten years. These stock options vest one-third per annum over a three-year period from the date of grant, provided the NEO is an employee of the Company on the vesting date. However, upon retirement after the first anniversary of the grant date, retirement eligible NEOs may receive their next scheduled vesting that occurs after the retirement date. Upon death or disability, all unvested options fully vest.

Grant-Date Fair Value of Stock and Option Awards (Column (j))

The amounts in this column represent the aggregate grant-date fair value of restricted stock awards and stock options granted in fiscal 2021 under the 2002 Plan as follows:

•	The fair value of the time-based restricted stock awards was $73.53 per share and was equal to the closing price of the underlying common stock on the date of grant; and

•	The fair value of the annual stock option grant was $13.51 per share and was determined using a Black-Scholes option pricing model.

Paychex, Inc. 2021 Proxy Statement • 50

NEO Compensation

Option Exercises and Stock Vested in Fiscal 2021

The following table provides information about the value realized by the NEOs upon the exercise of options and the lapsing of the restrictions on restricted stock awards during fiscal 2021. Certain columns in this table and the presentation of information on an award-by-award basis are not required by the rules relating to executive compensation disclosures and are not a substitute for the information required by Item 402 of SEC Regulation S-K, but rather are intended to provide additional information that stockholders may find useful.

	Option Awards			Stock Awards

Name (a)	Date of Grant (b)	Number of Shares Acquired on Exercise (#) (c)	Value Realized on Exercise ($) (d)	Date of Grant (e)	Number of Shares Acquired on Lapsing (#) (f)	Value Realized on Lapse ($) (g)
Martin Mucci	7/6/2011	56,422	$2,353,532	7/6/2016	27,761	$2,034,881
	7/11/2012	225,000	$12,084,917	7/12/2017	48,761	$3,574,181
				7/11/2018	5,015	$367,600
				7/10/2019	4,875	$357,338
Efrain Rivera	7/6/2011	44,381	$1,864,784	7/6/2016	13,880	$1,017,404
	7/7/2011	157,500	$6,572,101	7/12/2017	12,476	$914,491
	7/11/2012	58,901	$2,456,621	9/6/2017	21,089	$1,550,674
	7/10/2013	53,911	$1,880,288	7/11/2018	15,503	$1,136,370
	7/9/2014	44,271	$1,401,515	7/10/2019	1,097	$80,410
	7/8/2015	46,875	$1,220,339
	7/6/2016	161,940	$3,705,628
	7/12/2017	54,878	$1,453,319
Mark A. Bottini	7/11/2012	58,901	$2,977,821	7/6/2016	13,880	$1,017,404
	7/10/2013	53,911	$2,897,950	7/12/2017	9,357	$685,868
				7/11/2018	886	$64,944
				7/10/2019	853	$62,525
John B. Gibson	7/10/2013	53,911	$2,670,605	7/6/2016	13,880	$1,017,404
	7/9/2014	44,271	$2,143,133	7/12/2017	9,357	$685,868
	7/8/2015	46,875	$2,005,753	7/11/2018	886	$64,944
	7/6/2016	154,647	$5,553,593	7/10/2019	853	$62,525
	7/12/2017	41,159	$1,339,747
Michael E. Gioja	7/8/2015	11,719	$564,929	7/6/2016	13,880	$1,017,404
	7/6/2016	47,250	$1,657,588	7/12/2017	9,357	$685,868
				7/11/2018	886	$64,944
				7/10/2019	853	$62,525

Value Realized on Exercise (Column (d))

The amounts in this column represent the difference between the market price of a share of the Company’s common stock as of the date of exercise and the exercise price of the option for all options exercised.

Value Realized on Lapse (Column (g))

The amounts in this column are based on the closing stock price of the Company’s common stock on the date of lapse.

Paychex, Inc. 2021 Proxy Statement • 51

NEO Compensation

Outstanding Equity Awards as of May 31, 2021

The following table presents the equity awards made to NEOs which were outstanding as of May 31, 2021.

	Option Awards						Stock Awards

Name (a)	Option Grant Date (b)	Number of Securities Underlying Unexercised Options (Exercisable) (#) (c)	Number of Securities Underlying Unexercised Options (Unexercisable) (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Total Potential Current Value of Outstanding Options($) (g)	Number of Shares or Units of Stock That Have Not Vested (#) (h)	Market Value of Shares or Units of Stock That Have Not Vested ($) (i)
Martin Mucci	7/15/2020	—	195,428	$73.53	7/14/2030
	7/10/2019	65,076	130,152	$85.46	7/10/2029
	7/11/2018	119,461	59,730	$69.54	7/10/2028
	7/12/2017	214,482	—	$57.24	7/11/2027
	7/6/2016	208,590	—	$60.84	7/5/2026
	7/6/2016	226,636	—	$60.84	7/5/2026
	7/8/2015	206,801	—	$47.32	7/8/2025
	7/9/2014	195,313	—	$41.70	7/9/2024
	7/10/2013	237,844	—	$38.48	7/9/2023
	7/11/2012	49,869	—	$31.65	7/10/2022	$82,182,882
							160,072	$16,189,664
Efrain Rivera	7/15/2020	—	48,673	$73.53	7/14/2030
	7/10/2019	14,642	29,284	$85.46	7/10/2029
	7/11/2018	28,136	14,068	$69.54	7/10/2028	$3,366,268
							25,602	$2,589,433
Mark A. Bottini	7/15/2020	—	39,823	$73.53	7/14/2030
	7/10/2019	11,389	22,776	$85.46	7/10/2029
	7/11/2018	21,102	10,551	$69.54	7/10/2028
	7/12/2017	41,159	—	$57.24	7/11/2027
	7/6/2016	43,760	—	$60.84	7/5/2026
	7/6/2016	113,318	—	$60.84	7/5/2026
	7/8/2015	46,875	—	$47.32	7/8/2025
	7/9/2014	44,271	—	$41.70	7/9/2024	$15,926,859
							29,645	$2,998,299
John B. Gibson	7/15/2020	—	39,823	$73.53	7/14/2030
	7/10/2019	11,389	22,776	$85.46	7/10/2029
	7/11/2018	21,102	10,551	$69.54	7/10/2028	$2,635,455
							29,645	$2,998,299
Michael E. Gioja	7/15/2020	—	39,823	$73.53	7/14/2030
	7/10/2019	11,389	22,776	$85.46	7/10/2029
	7/11/2018	21,102	10,551	$69.54	7/10/2028
	7/12/2017	41,159	—	$57.24	7/11/2027
	7/6/2016	41,329	—	$60.84	7/5/2026
	7/6/2016	66,068	—	$60.84	7/5/2026	$8,770,434
							29,645	$2,998,299

Paychex, Inc. 2021 Proxy Statement • 52

NEO Compensation

Number of Securities Underlying Unexercised Options (Unexercisable) (Column (d))

The options displayed in this column vest one-third per annum over a three-year period from the date of grant. Grants prior to July 2017 have completely vested.

The following table provides information with respect to the future vesting of each NEO’s outstanding options.

	Number of Securities Vesting (#)

	July 2021	July 2022	July 2023
Martin Mucci	189,949	130,218	65,143
Efrain Rivera	44,935	30,866	16,224
Mark A. Bottini	35,214	24,662	13,274
John B. Gibson	35,214	24,662	13,274
Michael E. Gioja	35,214	24,662	13,274

Total Potential Current Value of Outstanding Options (Column (g))

The total potential current value of options outstanding is based on the difference between $101.14, the closing price of the Company’s common stock as of May 31, 2021, and the exercise price, multiplied by all outstanding options, whether exercisable or unexercisable. This column is not required by the rules relating to executive compensation disclosures and is not a substitute for information required by Item 402 of SEC Regulation S-K but rather is intended to provide additional information that stockholders may find useful.

Number of Shares or Units of Stock and Market Value of Shares or Units of Stock That Have Not Vested (Columns (h) and (i))

The stock awards in this column include awards granted on July 11, 2018, July 10, 2019, and July 15, 2020 that are subject to time-based vesting pro rata over three years. The performance shares granted on July 11, 2018 and July 10, 2019 are also included in this column, since their performance conditions have been satisfied. These performance shares are now restricted with a one-year service requirement before the restrictions lapse in July 2021 and July 2022, respectively.

The following table provides information with respect to the future vesting of each NEO’s outstanding restricted stock awards:

	Number of Securities Vesting (#)

	July 2021	July 2022	July 2023
Martin Mucci	74,825	67,327	17,920
Efrain Rivera	5,560	15,579	4,463
Mark A. Bottini	13,696	12,297	3,652
John B. Gibson	13,696	12,297	3,652
Michael E. Gioja	13,696	12,297	3,652

The market value displayed is based on the number of shares or units that have not vested multiplied by $101.14, the closing price of the Company’s common stock as of May 31, 2021.

Total dividends or dividend equivalents and interest accrued on the restricted stock awards that have not vested as of May 31, 2021 were as follows: Mr. Mucci—$339,831; Mr. Rivera—$44,746; Mr. Bottini, Mr. Gibson, and Mr. Gioja—$63,625 each. The grant-date fair value for restricted stock awards incorporates expected dividends or dividend equivalents.

Paychex, Inc. 2021 Proxy Statement • 53

NEO Compensation

Potential Payments Upon Termination or Change in Control Fiscal 2021

Change in Control Plan

The Company has a Change in Control Plan covering the officers of the Company. Upon involuntary termination by the Company without cause or a voluntary termination by the participant for good reason, within 12 months following a change in control, as defined in the Change in Control Plan, the officer becomes entitled to certain severance benefits. “Cause” means the participant’s dereliction of duty to the Company, conviction for a felony, or willful misconduct that has a substantial adverse effect on the Company. “Good reason” means a significant change to the duties, authority, or position that were assigned immediately before the change in control including: the reduction in or removal of any material duties, authority, or position within the Company; assignment of duties inconsistent with the participant’s position, authorities, or responsibilities; material reduction to base salary, annual incentive, or other elements of total compensation; relocation of the participant’s principal workplace to an area outside of a 50-mile radius; or the failure of a successor company to assume or adopt this plan.

The severance benefits, which are conditioned upon the execution of a general release in favor of the Company, are as follows:

•

Cash compensation in the form of a lump-sum payment equal to a multiple of annual cash compensation (base salary and annual incentive program award at target) as determined by position within the Company (CEO—2.0; SVP—1.5);

•	Lump-sum cash payment for pro-rated portion of current year annual incentive program award at target;

•	Immediate vesting of all outstanding time-based equity awards. Performance-based equity awards will vest at target performance levels on a pro-rated basis; and

•

Lump-sum payment for the cost to continue basic life insurance, medical, dental, vision, and hospitalization benefits for the applicable continuation period, which is determined as the number of years equal to the participant’s multiplier (CEO—2.0; SVP—1.5).

The plan does not provide for tax gross-ups. The summary of the terms of the foregoing plan is qualified in its entirety by reference to the text of the plan document. For more information, refer to the Paychex, Inc. Change in Control Plan, incorporated by reference from Exhibit 10.24 to the Company’s Form 10-K filed with the SEC on July 15, 2011.

Other Separation Benefits

With the exception of the Change in Control Plan, NEOs are not entitled to severance benefits. However, for all NEOs, upon death or disability all unvested time-based stock options and restricted stock awards become fully vested according to the terms of the award agreements under the 2002 Plan. Upon death or disability, a NEO shall be entitled to a prorated portion of actual shares earned under a performance share award, based on the number of days in the performance period until the date of death or disability as a percentage of the total number of days in the performance period. A retirement eligible NEO shall be entitled to the unvested time-based stock options and restricted stock units that would otherwise vest during the one-year period following the retirement date if that date is on or after the one-year anniversary of the grant dates. The awards shall remain outstanding and continue to vest in accordance with the terms of the award agreement. See the sections entitled “Director Compensation for the Fiscal Year ended May 31, 2021” and “Named Executive Officer Compensation” for more information about these awards.

Upon death, disability, or retirement, NEOs may be eligible to receive an annual incentive program award payout based on actual fiscal year results and calculated using the base pay received by the NEO during the performance period.

Paychex, Inc. 2021 Proxy Statement • 54

NEO Compensation

Potential Benefits Upon Separation from Company

The following table presents, as of May 31, 2021, the compensation and benefits to the NEOs upon separation from employment from the Company for the various reasons specified.

		Potential Payments Upon Separation

	Annual Compensation per the Summary Compensation Table(1)	Voluntary Resignation/ Termination	Death or Disability	Retirement	Termination Other Than For Cause/ Resignation For Good Reason within One Year of Change of Control
Martin Mucci
Base Salary(2)		$ —	$—	$—	$2,000,000
Annual Incentive(3)		—	2,117,565	2,117,565	3,000,000
Stock Option Awards(4)		—	9,324,018	1,020,392	9,324,018
Restricted Stock Awards(5)		—	16,189,664	493,058	16,189,664
Benefits(6)		—	—	—	30,524
Total	$9,627,247	$ —	$27,631,247	$3,631,015	$30,544,206
Efrain Rivera
Base Salary(2)		$ —	$—	$—	$787,500
Annual Incentive(3)		—	748,873	748,873	787,500
Stock Option Awards(4)		—	2,247,583	229,587	2,247,583
Restricted Stock Awards(5)		—	2,589,433	110,951	2,589,433
Benefits(6)		—	—	—	22,539
Total	$2,872,414	$ —	$5,585,889	$1,089,411	$6,434,555
Mark A. Bottini
Base Salary(2)		$ —	$—	$—	$712,500
Annual Incentive(3)		—	735,500	735,500	819,375
Stock Option Awards(4)		—	1,790,052	178,580	1,790,052
Restricted Stock Awards(5)		—	2,998,299	86,272	2,998,299
Benefits(6)		—	—	—	43,494
Total	$2,516,324	$ —	$5,523,851	$1,000,352	$6,363,720
John B. Gibson
Base Salary(2)		$ —	$—	$—	$750,000
Annual Incentive(3)		—	713,213	713,213	750,000
Stock Option Awards(4)		—	1,790,052	—	1,790,052
Restricted Stock Awards(5)		—	2,998,299	—	2,998,299
Benefits(6)		—	—	—	33,842
Total	$2,511,905	$ —	$5,501,564	$713,213	$6,322,193

Paychex, Inc. 2021 Proxy Statement • 55

NEO Compensation

		Potential Payments Upon Separation

	Annual Compensation per the Summary Compensation Table(1)	Voluntary Resignation/ Termination	Death or Disability	Retirement	Termination Other Than For Cause/ Resignation For Good Reason within One Year of Change of Control
Michael E. Gioja
Base Salary(2)		$ —	$—	$—	$750,000
Annual Incentive(3)		—	713,213	713,213	750,000
Stock Option Awards(4)		—	1,790,052	178,580	1,790,052
Restricted Stock Awards(5)		—	2,998,299	86,272	2,998,299
Benefits(6)		—	—	—	23,428
Total	$2,521,643	$ —	$5,501,564	$978,065	$6,311,779
Total for all NEOs	$20,049,533	$ —	$49,744,115	$7,412,056	$55,976,453

(1)

The amounts in this column are the total reported compensation for fiscal 2021 per the Fiscal 2021 Summary Compensation Table presented earlier in this proxy statement. These amounts are provided for comparative purposes only.

(2)	Base salary is the annual salary at a multiple as outlined in the Change in Control Plan; 2.0 for CEO and 1.5 for SVPs.

(3)

For death or disability and retirement, the value for the annual incentive is the amount earned as of May 31, 2021. For termination other than for cause or resignation for good reason within one year of a change in control, the value for the annual incentive is the incentive at target at a multiple as outlined in the Change in Control Plan; 2.0 for CEO and 1.5 for SVPs.

(4)

The value of the unvested time-based stock option awards is determined by the difference in the closing price of the Company’s common stock of $101.14 per share as of May 31, 2021 and the exercise price multiplied by the number of unvested options. Upon retirement on or after the one-year anniversary of the grant date, a retirement eligible NEO shall be entitled to the unvested time-based stock options that would otherwise vest during the one-year period following retirement, if any.

(5)

The value of unvested time-based restricted stock awards (restricted shares and restricted stock units) is based upon the closing price of the Company’s common stock of $101.14 per share as of May 31, 2021. Upon retirement on or after the one-year anniversary of the grant date, a retirement eligible NEO shall be entitled to the unvested time-based restricted stock units that would otherwise vest during the one-year period following retirement, if any.

(6)

The value of the cost to continue basic life insurance, medical, dental, vision, and hospitalization benefits for the applicable Continuation Period, which is equal to the number of years as outlined in the Change in Control Plan: 2.0 for CEO, and 1.5 for SVPs.

Paychex, Inc. 2021 Proxy Statement • 56

NEO Compensation

Non-qualified Deferred Compensation Fiscal 2021

We offer a non-qualified and unfunded deferred compensation plan to our NEOs. Eligible employees can defer up to 50% of their base salary and annual incentive program award. The Company does not contribute to this plan. Gains and losses are credited based on the participant’s selection of a variety of designated investment choices. The NEO has sole control as to which of the designated funds to invest in and earns the resulting return on such investment. We do not match any participant deferral or guarantee a certain rate of return. Distributions are paid at one of the following dates selected by the participant: the participant’s termination date; the date the participant retires from any active employment; or a designated specific date. Payments can be made either in a lump sum or in annual installments over a period not to exceed ten years.

The following table summarizes the NEO benefits under the plan:

	Fiscal 2021

Name (a)	Executive Contributions ($) (b)	Aggregate Earnings, Net ($) (c)	Aggregate Withdrawals/ Distributions ($) (d)	Aggregate Balance as of May 31, 2021 ($) (e)
Martin Mucci	$ —	$628,905	$ —	$3,794,179
Efrain Rivera	$369,772	$937,958	$ —	$5,639,552
Mark A. Bottini	$ 25,940	$ 97,404	$ —	$ 401,988
John B. Gibson	$223,148	$367,459	$ —	$1,410,359

Mr. Gioja is currently not participating in this plan.

Executive Contributions (Column (b))

The amounts in this column reflect the aggregate of the salary and bonus amounts deferred by the NEO during fiscal 2021. These are included in amounts reported in the Fiscal 2021 Summary Compensation Table.

Aggregate Earnings, Net (Column (c))

The amounts in this column reflect net realized gains and net unrealized gains. They are not included in the Fiscal 2021 Summary Compensation Table as the earnings on these investments are not considered to be “above-market” earnings.

Aggregate Withdrawals/Distributions (Column (d))

The amounts in this column would represent amounts withdrawn from the plan and would have been included in the “Salary” and “Non-Equity Incentive Plan Compensation” amounts reported in the Summary Compensation Tables for current and previous years.

Paychex, Inc. 2021 Proxy Statement • 57

NEO Compensation

Aggregate Balance as of May 31, 2021 (Column (e))

The amounts in this column reflect the accumulated balances in the plan and include the “Salary” and “Non-Equity Incentive Plan Compensation” deferred amounts reported in current and previous years in the Fiscal 2021 Summary Compensation Table.

The investment funds available to NEOs, and the respective one-year rates of return as of May 31, 2021, are as follows:

Name of Fund	Rate of Return	Name of Fund	Rate of Return
American Funds Europacific Growth Fund	47.70%	Invesco Developing Markets Fund	47.70%
BlackRock Global Allocation Fund Class A	31.03%	MFS Mid Cap Value Fund	53.84%
Delaware Small Cap Core Fund	57.47%	T. Rowe Price Equity Income Fund	52.41%
Fidelity Extended Market Index Fund	62.76%	T. Rowe Price Growth Stock Fund	41.14%
Fidelity Government Money Market Fund	0.01%	T. Rowe Price New Income Fund	3.09%
Fidelity 500 Index Fund	40.45%	Vanguard Total International Stock Index Fund	43.19%

Paychex, Inc. 2021 Proxy Statement • 58

Independent Accountants

PROPOSAL 3: RATIFICATION OF THE SELECTION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

What am I voting on?	Voting Recommendation

Stockholders are being asked to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm (the “independent accountants”) for the fiscal year ending May 31, 2022 (“fiscal 2022”).

The Board of Directors recommends a vote FOR the ratification of PwC as the Company’s independent accountants for fiscal 2022.

The Audit Committee has appointed PwC as the Company’s independent accountants for fiscal 2022. The firm has served as the independent accountants for the Company since the fiscal year ended May 31, 2014. In connection with the decision to appoint PwC, the Audit Committee evaluates: their reputation, qualifications, and experiences; quality of communications and interactions during the past year; and their independence and objectivity. Although action by stockholders in this matter is not required, the Audit Committee believes that it is appropriate to seek stockholder ratification of this appointment and to seriously consider stockholder opinion on this issue. If the stockholders do not ratify the appointment, the Audit Committee will review its future selection of the independent accountants but may still retain them.

The Audit Committee is also responsible for the audit fee negotiations associated with the Company’s retention of PwC. In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent accountants. Additionally, the Audit Committee and its Chair are directly involved in the selection and mandated rotation of the lead engagement partner from PwC. The members of the Audit Committee believe that the continued retention of PwC to serve as the Company’s independent accountants is in the best interest of the Company and its stockholders.

Representatives from PwC will be present at the Annual Meeting and will be afforded the opportunity to make any statements they wish and will be available to respond to appropriate questions from stockholders.

To ratify the appointment of PwC, a majority of the shares present and entitled to vote on the proposal at the Annual Meeting must be voted for the proposal.

The Board recommends a vote FOR the proposal to ratify the appointment of PwC as the Company’s independent accountants for fiscal 2022.

Paychex, Inc. 2021 Proxy Statement • 59

Independent Accountants

Fees for Professional Services

The following table shows the aggregate fees for professional services rendered for the Company by PwC:

	Year Ended May 31,

	2021	2020
Audit fees	$2,134,000	$2,294,000
Audit-related fees	132,000	132,000
Total fees	$2,266,000	$2,426,000

Audit fees

This category includes fees for fiscal 2021 and fiscal 2020 that were for professional services rendered primarily for the audits of the Company’s annual consolidated financial statements, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, audits of the effectiveness of internal control over financial reporting, and for statutory and regulatory filings.

Audit-related fees

This category includes fees for services in fiscal 2021 and fiscal 2020 for consultation concerning financial accounting and reporting standards.

There were no tax-related fees paid to PwC for fiscal 2021 or fiscal 2020.

There were no other fees paid to PwC for fiscal 2021 or fiscal 2020.

Audit Committee Policy on Pre-Approval of Services of Independent Accountants

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. The Audit Committee pre-approved all such audit and audit-related services provided by the independent accountants during fiscal 2021 and fiscal 2020.

Paychex, Inc. 2021 Proxy Statement • 60

Independent Accountants

Report of the Audit Committee

The Audit Committee of the Board of Directors oversees the Company’s financial reporting process on behalf of the Board and is composed entirely of independent directors. The Audit Committee is governed by a written charter and its primary responsibilities are highlighted in the Corporate Governance section of this Proxy Statement.

Paychex management is responsible for the preparation of the consolidated financial statements, the financial reporting process, and for the Company’s internal controls over financial reporting. PricewaterhouseCoopers LLP, the Company’s independent accountants, is responsible for performing independent audits of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board. The independent accountants are also responsible for expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee monitors and oversees these processes. Also, the Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Auditing Standard 1301 as adopted by the Public Company Accounting Oversight Board relating to communications with audit committees.

As part of the oversight processes, the Audit Committee regularly meets with management, the Company’s internal auditors, and the independent accountants. The Audit Committee meets with the internal auditors and independent accountants, with and without management present, to discuss the overall scope and plans for various audits, results of their examinations, their evaluations of the Company’s internal controls, and the overall quality and effectiveness of the Company’s financial reporting process and legal and ethical compliance programs, including the Company’s Code of Business Ethics and Conduct. As a result of the COVID-19 pandemic, the Audit Committee combined the June (Q4) and July (fiscal year end) agendas into one meeting, where they had full access to each of the aforementioned parties. As a result, only five meetings were held during fiscal 2021, compared to the six required by the Audit Committee Charter. Given that all agenda items were completed, the Audit Committee nonetheless completed all of its required functions under the Charter.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the independent accountants the consolidated financial statements for fiscal 2021, including a discussion on the quality and acceptability of the Company’s accounting policies, the critical audit matter addressed in PricewaterhouseCoopers LLP’s audit report, the reasonableness of significant judgments and estimates, and the clarity of disclosures in the consolidated financial statements. The Audit Committee also monitored the progress and results of testing of internal controls over financial reporting, reviewed reports from management and internal audit regarding design, operation, and effectiveness of internal controls over financial reporting, and reviewed the report from the independent accountants regarding the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has discussed with the independent accountants the matters required to be discussed by Auditing Standard 1301 and SEC Rule 2-07. The independent accountants have provided the Audit Committee with written disclosures and the letter required by the Public Company Accounting Oversight Board regarding independent accountants’ communications with the audit committee concerning independence, and the Audit Committee has discussed with the independent accountants and management the accountants’ independence. The Audit Committee approved non-audit services provided by PricewaterhouseCoopers LLP during fiscal 2021. The Audit Committee considered whether PricewaterhouseCoopers LLP’s provision of non-audit services to the Company and its affiliates and the fees and costs billed for those services, is permissible with PricewaterhouseCoopers LLP’s independence. The Audit Committee has a clear policy on non-audit services that may be provided by the independent accountants, which prohibits certain categories of work and requires pre-authorization for all non-audit related services.

Based upon the reviews and discussions referred to above, the Audit Committee recommended, and the Board approved that the audited consolidated financial statements be included in the Company’s Form 10-K for the fiscal 2021 for filing with the SEC. The Audit Committee has recommended for approval by the Board the selection of the Company’s independent accountants.

The Audit Committee:

David J. S. Flaschen, Chair

Thomas F. Bonadio

Joseph G. Doody

Kevin A. Price

Kara Wilson

Paychex, Inc. 2021 Proxy Statement • 61

FAQ

FREQUENTLY ASKED QUESTIONS

What is a proxy statement and what is a proxy?

We are furnishing this proxy statement to stockholders on behalf of our Board, who is soliciting your proxy to vote at the Annual Meeting. A proxy statement is a document that SEC regulations require us to give you when we ask you to sign a proxy designating individuals to vote on your behalf. This proxy statement summarizes information concerning the matters to be presented at the Annual Meeting and related information to help stockholders make an informed vote.

A proxy is your legal designation of another person to vote the stock that you own. That other person is called a proxy. The proxy card is your written document that designates someone to be your proxy. We have designated two of our officers as proxies for the Annual Meeting — Martin Mucci, President and CEO, and Efrain Rivera, SVP, CFO, and Treasurer.

When and where is the Annual Meeting?

The Annual Meeting will be held virtually on Thursday, October 14, 2021 at 10:00 a.m. Eastern Time at www.virtualshareholdermeeting.com/PAYX2021. There will not be an option for stockholders to attend in person. The following information about the Annual Meeting can be found at www.virtualshareholdermeeting.com/PAYX2021:

•	How any stockholder can attend the Annual Meeting;

•	How stockholders as of the record date can use their 16-digit control number to vote during the Annual Meeting;

•	How stockholders as of the record date may submit questions electronically before and while attending the Annual Meeting; and

•	How to view a replay of the Annual Meeting for approximately one month after the date of the Annual Meeting.

How can I view and participate in the Annual Meeting?

To participate, go to www.virtualshareholdermeeting.com/PAYX2021 and log in with the 16-digit control number provided in your proxy materials.

When should I join the Annual Meeting?

You may begin to log in to the meeting platform at 9:45 a.m. Eastern Time on Thursday, October 14, 2021. The meeting will begin promptly at 10:00 a.m. Eastern Time.

What if I lost my 16-digit control number?

You will be able to log in as a guest. To view the Annual Meeting webcast, visit www.virtualshareholdermeeting.com/PAYX2021 and log in as a guest. Please note, that if you log in as a guest, you will not be able to submit questions or vote during the meeting.

How can I ask questions and vote at the Annual Meeting?

We encourage you to submit your questions and vote in advance of the Annual Meeting by visiting www.proxyvote.com. Stockholders may also vote or ask questions virtually during the Annual Meeting when accessing www.virtualshareholdermeeting.com/PAYX2021.

Paychex, Inc. 2021 Proxy Statement • 62

FAQ

What if I have technical difficulties or trouble accessing the virtual meeting?

If you encounter any technical difficulties logging into the website (www.virtualshareholdermeeting.com/PAYX2021) or during the virtual meeting, there will be a 1-800 number and international number available on the website to assist you. Technical support will be available 15 minutes prior to the start of the virtual meeting.

What is the “Notice and Access” model and why did the Company elect to use it?

We are making this proxy statement and our annual report available to stockholders on the Internet under the SEC’s Notice and Access model. On or about September 3, 2021, we will mail to all stockholders a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) in lieu of mailing a full printed set of the proxy materials. Accordingly, our proxy materials are first being made available to our stockholders on www.proxyvote.com and https://investor.paychex.com, on or about September 3, 2021. The Notice of Internet Availability includes instructions for accessing the proxy materials on the Internet and for how to vote. You will also find instructions for requesting a full printed set of the proxy materials in the Notice of Internet Availability.

We believe the electronic method of delivery under the Notice of Internet availability model will decrease postage and printing expenses, expedite delivery of proxy materials to you and reduce our environmental impact, and we encourage you to take advantage of the availability of the proxy materials on the Internet. If you received the Notice of Internet Availability but would like to receive a full printed set of the proxy materials in the mail, you may follow the instructions in the Notice of Internet Availability for requesting such materials.

Can I access proxy materials on the Internet?

The Notice of Internet Availability will provide you with instructions for viewing our proxy materials for the 2021 Annual Meeting at www.proxyvote.com as well as on https://investor.paychex.com. You may elect to receive an e-mail message, which will provide a link to these documents on the Internet instead of waiting to receive the Notice of Internet Availability for viewing the materials.

What am I voting on? How do you recommend I vote?

The table below shows the proposals subject to vote at the Annual Meeting, along with information on what vote is required to approve each of the proposals, assuming the presence of a quorum at the Annual Meeting, and the Board’s recommendations for each proposal. With respect to Proposals 1, 2, and 3, you may vote “FOR,” “AGAINST,” or “ABSTAIN.”

Proposal	Vote Required	Board Recommendation
Proposal 1: Election of ten nominees to the Board of Directors for a one-year term	Majority of the votes duly cast	FOR all director nominees
Proposal 2: Advisory vote to approve the Company’s named executive officer compensation	Majority of the shares present and entitled to vote on the proposal	FOR
Proposal 3: Ratification of the selection of our independent registered public accounting firm	Majority of the shares present and entitled to vote on the proposal	FOR

Who is entitled to vote at the Annual Meeting?

Stockholders of record of our common stock as of the close of business on August 16, 2021 (the “Record Date”) will be eligible to vote at the Annual Meeting. Each share outstanding as of the Record Date will be entitled to one vote.

How many shares must be present to hold the Annual Meeting?

In order for us to conduct our Annual Meeting, the holders of a majority of the shares entitled to vote must be present at the Annual Meeting. This is called a quorum. A quorum is necessary to hold a valid meeting. As of August 16, 2021, 360,620,420 shares of common stock were issued and outstanding. A total of 180,310,211 shares will constitute a quorum.

Paychex, Inc. 2021 Proxy Statement • 63

FAQ

What is the difference between a registered stockholder and a beneficial stockholder?

If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, you are considered a stockholder of record, or a “registered stockholder”, with respect to those shares. If your shares are held in a brokerage account in the name of your bank, broker, or other nominee (this is called “street name”), you are not a registered stockholder, but rather are considered a “beneficial owner” of those shares. Your bank, broker, or other nominee will send you instructions on how to vote your shares.

What shares are included on Notice of Internet Availability or the proxy card?

You may receive more than one Notice of Internet Availability if you have multiple accounts with our transfer agent, or with banks, brokers, or other nominees, or proxy card if you have requested a full printed set of proxy materials.

If you are a registered stockholder, you will receive a Notice of Internet Availability, or proxy card if you have requested a full printed set of proxy materials, for shares of common stock you hold in certificate form or in book-entry form.

If you are a participant in the Paychex Employee Stock Ownership Plan Stock Fund (“ESOP”) of the Company’s 401(k) Plan, you will receive electronic communication or a proxy card that reflects those shares. You can vote those shares using the methods described below. This will serve as a voting instruction for Fidelity Management Trust Company (the “Trustee”), who is the holder of record for the shares in the ESOP. As a participant in the ESOP, you have the right to direct the Trustee on how to vote the shares of common stock credited to your account at the Annual Meeting. The participants’ voting instructions will be tabulated confidentially. Only the Trustee and/or the tabulator will have access to each participant’s individual voting direction. If you do not submit voting instructions for your shares of common stock in the ESOP, those shares will be voted by the Trustee in the same proportions as the shares for which voting instructions were received from other participants. To allow sufficient time for voting by the Trustee, voting instructions by ESOP participants must be received by 11:59 p.m. Eastern Time on Monday, October 11, 2021. The Trustee will then vote all shares of common stock held in the ESOP by the established deadline.

If you are a beneficial owner, you will receive voting instruction information from the bank, broker, or other nominee through which you own your shares of common stock.

How do I vote in advance of the Annual Meeting?

If you are a registered stockholder, or a participant in the ESOP, you can vote in one of the following ways:

•

Via the Internet—Go to the website noted on your Notice of Internet Availability in order to vote via the Internet. Internet voting is available 24 hours a day. We encourage you to vote via the Internet, as it is the most cost-effective way to vote;

•	By telephone—Call 1-800-690-6903 and follow the voice prompt instructions to vote by telephone. Telephone voting is available 24 hours a day; or

•	By mail—If you requested a full printed set of proxy materials, mark your proxy card, sign and date it, and return it in the enclosed postage-paid envelope.

Proxies submitted by Internet or telephone must be received by 11:59 p.m. Eastern Time on Wednesday, October 13, 2021.

If you are a beneficial owner, you can vote in the manner prescribed by the bank, broker, or other nominee through which you own your shares of common stock. You will receive voting instruction information for you to use in directing the bank, broker or other nominee how to vote your shares. Check the voting instruction information used by the bank, broker or other nominee to see if it offers Internet or telephone voting.

May I vote during the Annual Meeting?

If you are a registered stockholder, you may vote your shares during the Annual Meeting if you attend virtually by visiting the website at www.virtualshareholdermeeting.com/PAYX2021 and logging in with your 16-digit control

Paychex, Inc. 2021 Proxy Statement • 64

FAQ

number, even if you previously voted by Internet or telephone. Votes submitted during the Annual Meeting must be received no later than the closing of the polls at the Annual Meeting. Whether or not you plan to attend the meeting, however, we strongly encourage you to vote your shares by proxy before the meeting.

If you are a beneficial owner and want to vote your shares during the Annual Meeting, you can vote online using your 16-digit control number.

May I change my mind after I vote?

Registered stockholders may change a properly executed proxy at any time prior to it being voted at the Annual Meeting by:

•	providing written notice of revocation to the Corporate Secretary;

•	submitting a later-dated proxy via the Internet, telephone, or mail (if you requested a printed copy of the proxy materials); or

•	voting during the Annual Meeting.

Beneficial owners should contact their broker, bank, or other nominee for instructions on how to change their vote.

If you are a participant in the ESOP, you may change a properly executed proxy at any time prior to 11:59 p.m. Eastern Time on Monday, October 11, 2021, by submitting a proxy that has a more recent date than the original proxy by Internet, telephone, or mail. You may not, however, change your voting instructions during the Annual Meeting because the Trustee will not be present.

In what manner are proxies voted? What if I did not specify a vote?

All votes properly cast and not revoked will be voted at the Annual Meeting in accordance with the stockholder’s directions. You should specify your choice for each matter when you vote. However, if you do not specify your choices then your shares will be voted in accordance with the Board’s recommendations. Should any matter not described above be properly presented at the Annual Meeting, the proxies will vote in accordance with their judgment as permitted.

If you are a beneficial owner, in order to ensure your shares are voted the way you would like, you must provide voting instructions to your bank, broker, or other nominee. If you do not provide your voting instructions to that party, whether your shares can be voted depends on the type of item being considered for vote. New York Stock Exchange (“NYSE”) rules, which also apply to companies with shares listed on the Nasdaq Global Select Market, allow your bank, broker, or other nominee to use its own discretion and vote your shares on routine matters. A bank, broker, or other nominee does not have discretion to vote your shares on non-routine matters (known as “broker non-votes”). Proposals 1 and 2 are not considered to be routine matters under the current NYSE rules, and so your bank, broker, or other nominee will not have the discretionary authority to vote your shares on those items. Proposal 3 is considered a routine matter under NYSE rules, so your bank, broker, or other nominee will have discretionary authority to vote your shares on that item.

How are broker non-votes and abstentions counted?

Broker non-votes are not considered votes for or against a proposal and therefore will have no direct impact on any proposal since they are not deemed to be duly cast nor entitled to vote, but they will be counted for the purpose of determining the presence or absence of a quorum. Therefore, we urge you to give voting instructions to your bank or broker on all voting items.

Abstentions are also counted for the purposes of establishing a quorum but will have the same effect as a vote against a proposal, except in regard to the election of directors. For this item, abstentions will have no direct impact.

How can I find the results of the voting?

We will announce the preliminary voting results at the Annual Meeting. The Company will report the final results in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.

Paychex, Inc. 2021 Proxy Statement • 65

FAQ

Are there any other actions to be presented at the Annual Meeting?

As of the date of this proxy statement, management does not intend to present, and has not been informed that any other person intends to present, any matter for action at the Annual Meeting other than those described in this proxy statement. If any other matters properly come before the Annual Meeting, the named proxy holders will vote on such matters in accordance with their judgment.

Who pays for the cost of solicitation of proxies?

Solicitation of proxies is made on behalf of the Company and the Company will pay the cost of solicitation of proxies. The Company will reimburse any banks, brokers and other custodians, nominees, and fiduciaries for their expenses in forwarding proxies and proxy solicitation material to the beneficial owners of the shares held by them. In addition to solicitation by use of the mail or via the Internet, directors, officers, and regular employees of the Company, without extra compensation, may solicit proxies personally or by telephone or other communication means.

How is the Company’s Annual Report being delivered?

We are pleased to be using the SEC’s rule that allows companies to furnish proxy materials to their stockholders over the Internet. In accordance with this rule, on or about September 3, 2021, we will send stockholders of the record date a Notice of Internet Availability of Proxy Materials. The Notice contains instructions on how to access our Proxy Statement and Annual Report for fiscal 2021 on the Internet. You may also access it on https://investor.paychex.com.

In addition, on www.proxyvote.com there are instructions on how to request to receive paper copies of the document. You may also obtain a copy of our Annual Report on Form 10-K filed with the SEC, without charge, upon written request submitted to Paychex, Inc., 911 Panorama Trail South, Rochester, New York 14625-2396, Attention: Investor Relations.

What is householding?

In accordance with the Exchange Act, the Company delivers materials to stockholders under a program known as “householding.” Under the householding program, the Company is delivering one copy of its Notice of Internet Availability addressed to all stockholders who share a single address, unless such stockholders previously notified the Company that they wish to revoke their consent to the householding. Householding is intended to reduce the Company’s printing and postage costs.

You may revoke your consent at any time by calling toll-free (866) 540-7095 or by writing to Broadridge Investor Communications Services, Attention: Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you revoke your consent, you will be removed from the householding program within 30 days of receipt of your revocation, and each stockholder at your address will receive individual copies of the Notice of Internet Availability.

Stockholders of record residing at the same address and currently receiving multiple copies of the Notice of Internet Availability who wish to receive a single copy may also contact Broadridge Investor Communications Services at the phone number and address noted above. Beneficial owners will need to contact their broker, bank, or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

The Company hereby undertakes to deliver upon oral or written request a separate copy of its Notice of Internet Availability, proxy statement or annual report to a stockholder at a shared address to which a single copy was delivered. If such stockholder wishes to receive a separate copy of such documents, contact Terri Allen, Investor Relations, either by calling toll-free (800) 828-4411 or by writing to Paychex, Inc., 911 Panorama Trail South, Rochester, New York 14625-2396, Attention: Investor Relations.

If you own Paychex stock beneficially through a bank, broker, or other nominee, you may already be subject to householding if you meet the criteria. If you wish to receive a separate Notice of Internet Availability, proxy statement and annual report in future mailings, you should contact your bank, broker, or other nominee.

Paychex, Inc. 2021 Proxy Statement • 66

FAQ

How do I submit a proposal for next year’s Annual Meeting?

Stockholder proposals, which are intended to be presented at the 2022 Annual Meeting of Stockholders, for inclusion in the Company’s proxy statement pursuant to SEC Rule 14a-8, must be received by the Company at its executive offices on or before May 6, 2022 to be considered timely. Any such proposals, including stockholder proposals for candidates for nomination for election to the Board, must be submitted in accordance with applicable SEC rules and regulations, and follow the Company’s procedures under “Communications with the Board of Directors.”

Stockholder proposals, which are intended to be presented at the 2022 Annual Meeting of Stockholders outside of the SEC Rule 14a-8 process, must be received by the Company’s Corporate Secretary at its executive offices no sooner than June 16, 2022 and no later than July 16, 2022 to be considered timely.

If the date of our 2022 Annual Meeting of Stockholders has been changed by more than 30 days before or more than 60 days after the first anniversary of this Annual Meeting, stockholders must submit proposals (1) not earlier than the 120th day prior to the 2022 Annual Meeting and not later than the close of business on the 90th day prior to the 2022 Annual Meeting or (2) if public announcement of the 2022 Annual Meeting is less than 100 days prior to the date of the meeting, not later than the 10th day following the day on which public disclosure of the 2022 Annual Meeting is first made.

Stockholders may nominate candidates for the Board by the same deadlines as proposals for business to come before the 2022 Annual Meeting of Stockholders. Each notice of business or nomination must set forth the information required by our By-laws. Any such proposals, including stockholder proposals for candidates for nomination for election to the Board, must be submitted in accordance with applicable SEC rules and regulations, and follow the Company’s procedures in its By-Laws. Submitting a notice does not ensure that the proposal will be raised at the 2022 Annual Meeting. We will not permit stockholder proposals that do not comply with the foregoing notice requirement to be brought before the 2022 Annual Meeting of Stockholders.

Paychex, Inc. 2021 Proxy Statement • 67

APPENDIX A

APPENDIX A PAYCHEX, INC. NON-GAAP FINANCIAL MEASURES

The following table reconciles the GAAP measures to the related non-GAAP measures that were utilized within this proxy statement.

$ in millions, except per share amounts	2021(1)	Change(2)	2020	Change(2)	2019

Operating income (GAAP)	$1,461	—%	$1,461	7%	$1,371

Non-GAAP adjustments:

Add: Cost-saving initiatives(3)	32		—		—

Adjusted operating income	$1,493	2%	$1,461	7%	$1,371

Less: Interest on funds held for clients	(59)		(87)		(81)

Operating income, net of certain items (non-GAAP)	$1,434	4%	$1,374	7%	$1,290

Diluted earnings per share (GAAP)	$3.03	—%	$3.04	6%	$2.86

Non-GAAP adjustments:

Excess tax benefit related to employee stock-based compensation payments(4)	(0.05)		(0.04)		(0.02)

Cost-saving initiatives(3)	0.07		—		—

Total non-GAAP adjustments	0.01		(0.04)		(0.02)

Adjusted diluted earnings per share (non-GAAP)	$3.04	1%	$3.00	6%	$2.84

(1)	The calculation of the impact of non-GAAP adjustments on diluted earnings per share is performed on each line independently. The table may not add down by +/- $0.01 due to rounding.

(2)	Percentage changes are calculated based on unrounded numbers.

(3)

One-time costs and corresponding tax benefit recognized related to the acceleration of cost-saving initiatives, including the long-term strategy to reduce our geographic footprint and headcount optimization. These events are not expected to recur.

(4)

Net tax windfall benefits related to employee stock-based compensation payments recognized in income taxes. This item is subject to volatility and will vary based on employee decisions on exercising employee stock options and fluctuations in our stock price, neither of which is within the control of management.

In addition to reporting operating income and diluted earnings per share, which are U.S. GAAP measures, we present operating income, net of certain items, adjusted operating income, and adjusted diluted earnings per share which are non-GAAP measures. We believe these additional measures are an indicator of our core business operations’ performance period over period. Operating income, net of certain items, excludes interest on funds held for clients. Interest on funds held for clients is an adjustment to operating income due to the volatility of interest rates, which are not within the control of management. Adjusted operating income, operating income, net of certain items and adjusted diluted earnings per share are not calculated through the application of U.S. GAAP and are not required forms of disclosure by the SEC. As such, they should not be considered as a substitute for the U.S. GAAP measure of operating income and diluted earnings per share and therefore should not be used in isolation, but in conjunction with the U.S. GAAP measures. The use of any non-GAAP measure may produce results that vary from the U.S. GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

Paychex, Inc. 2021 Proxy Statement • A-1

APPENDIX B

APPENDIX B PAYCHEX, INC. RECONCILIATION OF PERFORMANCE MEASURES TO THOSE REPORTED IN THE COMPANY’S CONSOLIDATED FINANCIAL STATEMENTS

Under the Company’s incentive compensation programs, performance targets are often based on measures of service revenue and operating income, net of certain items (see Note 1 below regarding this non-GAAP measure). In evaluating achievement, the programs allow for certain adjustments to be made to the results reported in the consolidated financial statements.

The following table reconciles the results reported in our consolidated financial statements to those representing achievement under the award agreement for the July 2019 performance shares.

	Year ended May 31,		2-Year Performance Period
In millions	2021	2020
Service revenue, as calculated under the award	$3,997	$3,954	$7,951

Operating income	$1,461	$1,461	$2,922
Less: Interest on funds held for clients	(59)	(87)	(146)
Add: One-time cost savings initiatives in fiscal 2021	32	—	32
Operating income, net of certain items(1)	1,434	1,374	$2,808
Adjustments allowed under the award:
Less: Operating income and other costs related to acquired businesses	(4)	(1)	(5)
Add: Acquisition costs(2)	—	0	0
Operating income, net of certain items(1), as calculated under the award	$1,430	$1,372	$2,802

(1)

Operating income, net of certain items, is a non-GAAP measure that is provided in addition to the U.S. GAAP measure of operating income for purposes of compensation program performance targets. Refer to discussion of non-GAAP measures and reconciliation to the most comparable U.S. GAAP measure in Appendix A.

(2)

Acquisition costs for the fiscal year ended May 31, 2020 has been rounded down with the chart displayed in the millions, but it is not equal to a value of 0. The table does not add down due to rounding.

Paychex, Inc. 2021 Proxy Statement • B-1

HELPFUL RESOURCES

Visit the website, or scan the QR codes to access these sites with your mobile device.

Paychex website www.paychex.com	Investor Relations https://investor.paychex.com

Proxy Voting www.proxyvote.com

ABOUT PAYCHEX

Paychex, Inc. (Nasdaq:PAYX) is a leading provider of integrated human capital management solutions for human resources, payroll, benefits, and insurance services. By combining its innovative software-as-a-service technology and mobility platform with dedicated, personal service, Paychex empowers small- and medium-sized business owners to focus on the growth and management of their business. Backed by 50 years of industry expertise, Paychex serves more than 710,000 payroll clients as of May 31, 2021, across more than 100 locations in the U.S. and Europe, and pays one out of every 12 American private sector employees. Learn more about Paychex by visiting www.paychex.com and stay connected on www.twitter.com/paychex and www.linkedin.com/company/paychex.

PAYCHEX®
HR | Payroll | Benefits | Insurance

payx.me/report

facebook.com/paychex

twitter.com/paychex

linkedin.com/company/paychex

PAYCHEX HR | Payroll | Benefits | Insurance facebook.com/paychex twitter.com/paychex linkedin.com/company/paychex payx.me/report

PAYCHEX, INC. 911 PANORAMA TRAIL SOUTH ROCHESTER, NY 14625 -2396

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on October 13, 2021 for shares held directly and by 11:59 p.m. Eastern Time on October 11, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/PAYX2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on October 13, 2021 for shares held directly and by 11:59 p.m. Eastern Time on October 11, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

If you requested a full printed set of proxy materials, mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D59161-P60296-Z80829                     KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

PAYCHEX, INC.
The Board of Directors recommends you vote FOR the
following:
1. Election of Directors
Nominees:		For	Against	Abstain
1a. B. Thomas Golisano		☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain
1b. Thomas F. Bonadio		☐	☐	☐	2. ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.		☐	☐	☐
1c. Joseph G. Doody 1d. David J.S. Flaschen		☐ ☐	☐ ☐	☐ ☐	3. RATIFICATION OF SELECTION OF PRICEWATERHOUSECOOPERS LLP TO SERVE AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.		☐	☐	☐
1e. Pamela A. Joseph 1f. Martin Mucci 1g. Kevin A. Price 1h. Joseph M. Tucci 1i. Joseph M. Velli 1j. Kara Wilson		☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐

NOTE: SHARES ISSUED TO OR HELD FOR THE ACCOUNT OF THE UNDERSIGNED UNDER THE ESOP WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IF THE CARD IS NOT SIGNED OR IF THE CARD IS NOT RECEIVED BY MONDAY, OCTOBER 11, 2021, THE SHARES ISSUED TO OR HELD FOR THE ACCOUNT OF THE PARTICIPANT WILL BE VOTED BY THE ESOP TRUSTEE IN THE SAME PROPORTION AS ESOP SHARES FOR WHICH INSTRUCTIONS HAVE BEEN RECEIVED.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

September 3, 2021

Dear Paychex Stockholder:

The Board of Directors cordially invites you to attend our virtual Annual Meeting of Stockholders (the “Annual Meeting”) on Thursday, October 14, 2021 at 10:00 a.m. Eastern Time online at www.virtualshareholdermeeting.com/PAYX2021.

The accompanying booklet includes the formal Notice of Annual Meeting of Stockholders and the Proxy Statement. The Proxy Statement tells you about the agenda items and the procedures for the Annual Meeting. It also provides certain information about Paychex, Inc., its Board of Directors, and its Named Executive Officers.

It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote. You may vote by Internet, telephone, or if you requested a full printed set of proxy materials, by mail. We encourage you to use the Internet as it is the most cost-effective way to vote.

We hope you will be able to attend the Annual Meeting and would like to take this opportunity to remind you that your vote is important. If you have any questions about the Annual Meeting, please contact the Corporate Secretary at (800) 828-4411, or write to Paychex, Inc., 911 Panorama Trail South, Rochester, New York 14625-2396, Attention: Corporate Secretary.

Sincerely,

Martin Mucci

President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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D59162-P60296-Z80829

PAYCHEX, INC.

Proxy Solicited on Behalf of the Board of Directors

of Paychex, Inc. for the Annual Meeting, October 14, 2021

PROXY

The undersigned hereby appoints MARTIN MUCCI and EFRAIN RIVERA, or either of them, with full power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Stockholders to be held on October 14, 2021 (“Annual Meeting”), and at any adjournment thereof, with all the powers which the undersigned would possess if personally present to vote all shares of stock which the undersigned may be entitled to vote at said Annual Meeting. The shares represented by this proxy will be voted as instructed by you and in the discretion of the proxy on all other matters. If not otherwise specified in this proxy card, shares will be voted in accordance with the recommendations of the Board of Directors.

If shares of Paychex, Inc. Common Stock are issued to or held for the account of the undersigned under the Paychex Employee Stock Ownership Plan Stock Fund (“ESOP”) of the Paychex, Inc. 401(k) Incentive Retirement Plan, then the undersigned hereby directs the trustee of the ESOP to vote all shares of Paychex, Inc. Common Stock in the undersigned’s name and/or account under such plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournment thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS. PLEASE MARK, SIGN, DATE AND RETURN IT IN THE ENCLOSED ENVELOPE. IF NOT OTHERWISE MARKED, THE SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED “FOR” EACH OF THE NOMINEES IN PROPOSAL 1, “FOR” PROPOSAL 2, AND “FOR” PROPOSAL 3.

Continued and to be signed on reverse side